                   PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

                          DATED AS OF OCTOBER 7, 1999

                                  BY AND AMONG

               WILLIAM LYON HOMES, INC., A CALIFORNIA CORPORATION,

                          WILLIAM LYON, AN INDIVIDUAL,

                         WILLIAM H. LYON, AN INDIVIDUAL,

                    PRESLEY HOMES, A CALIFORNIA CORPORATION,

                                       AND

                  THE PRESLEY COMPANIES, A DELAWARE CORPORATION



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                                TABLE OF CONTENTS
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
1.      Purchase and Sale...................................................................2

        1.1    Seller's Assets..............................................................2

        1.2    Partnership Assets...........................................................4

2.      Assets Excluded from Purchase.......................................................5

3.      Purchase Price, Adjustments and Allocation..........................................6

        3.1    Purchase Price...............................................................6

        3.2    Adjustment to Purchase Price.................................................6

        3.3    Allocation of Purchase Price; Tax Filings...................................10

4.      Assumption of Liabilities..........................................................10

        4.1    Contracts...................................................................10

        4.2    Accounts Payable and Accrued Liabilities....................................11

        4.3    Employee Obligations........................................................11

5.      Liabilities Not Assumed............................................................11

6.      Opening of Escrow..................................................................12

7.      Close of Escrow....................................................................12

8.      Title Report.......................................................................13

9.      The Series A Offer.................................................................13

        9.1    Commencement and Conditions.................................................13

        9.2    Satisfaction of Conditions..................................................14

        9.3    Lyon SEC Filings............................................................14

        9.4    Presley-Del.'s Actions With Respect to the Series A Offer...................15

        9.5    Over- or Under-Subscription of Offer........................................16

        9.6    Successors in Interest to Lyons.............................................17

10.     Presley-Del./New Presley Merger and Other Matters..................................17

11.     Representations and Warranties of Seller...........................................18

        11.1   Good Standing...............................................................18

        11.2   Power.......................................................................19

        11.3   Requisite Action............................................................19

        11.4   Authority...................................................................19

        11.5   Binding Agreements..........................................................19

        11.6   Partnership and Membership Interests in Real Property.......................19
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        11.7   Income Tax Information......................................................19

        11.8   Condition of Personal Property Assets.......................................19

        11.9   Financial Statements; Contingencies; Conduct of Business Since
               December 31, 1998...........................................................20

        11.10  Contracts...................................................................20

        11.11  Zoning......................................................................20

        11.12  Governmental Notices........................................................21

        11.13  Undisclosed Defects.........................................................21

        11.14  No Unrecorded Interests.....................................................21

        11.15  Real Property in Compliance.................................................21

        11.16  Public Improvements.........................................................21

        11.17  No Other Agreements.........................................................21

        11.18  Litigation..................................................................22

        11.19  Environmental Matters.......................................................22

        11.20  Endangered or Threatened Species............................................23

        11.21  Accounts Receivable.........................................................23

        11.22  Employment Contracts and Benefits...........................................24

        11.23  Insurance Policies..........................................................25

        11.24  Authority and Consents......................................................25

        11.25  Plant Closing...............................................................26

        11.26  No Brokers or Finders.......................................................26

        11.27  Knowledge Convention........................................................26

12.     Representations and Warranties of Buyer and Presley-Del............................26

        12.1   Power.......................................................................26

        12.2   Requisite Action............................................................26

        12.3   Authority...................................................................26

        12.4   No Conflicts................................................................26

        12.5   No Brokers or Finders.......................................................26

        12.6   Legal Proceedings...........................................................27

        12.7   Plant Closing...............................................................27

13.     Survival of Representations and Warranties; Indemnity..............................27
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        13.1   Survival of Representations and Warranties..................................27

        13.2   Seller's Indemnity Obligation...............................................27

        13.3   Buyer's and Presley-Del.'s Indemnity Obligation.............................28

        13.4   Notice......................................................................28

14.     Seller's Obligations Before Closing................................................28

        14.1   Buyer's Access to Premises and Information..................................28

        14.2   Conduct of Business in Normal Course........................................29

        14.3   Preservation of Real Property and Operations................................29

        14.4   Maintenance of Insurance....................................................29

        14.5   Maintenance of Intangibles..................................................29

        14.6   Employees and Compensation..................................................29

        14.7   Other Transactions..........................................................29

        14.8   Notification of Certain Matters.............................................29

        14.9   Permits and Approvals; Third Party Consents.................................30

        14.10  Supplements to Schedules....................................................30

        14.11  Financing...................................................................30

15.     Presley-Del.'s and Buyer's Obligations Before Closing..............................30

        15.1   Cooperation in Securing Consents of Third Parties...........................30

        15.2   Resale Certificate..........................................................30

        15.3   Conduct of Business in Normal Course........................................30

        15.4   Financing...................................................................30

        15.5   Notification of Certain Matters.............................................31

16.     Conditions Precedent to Presley-Del.'s and Buyer's Performance.....................31

        16.1   Accuracy of Seller's Representations and Warranties; Satisfaction of
               Covenants...................................................................31

        16.2   Regulatory Approvals and Other Consents.....................................31

        16.3   No Material Adverse Change..................................................31

        16.4   Opinion of Seller's Counsel.................................................32

        16.5   Absence of Litigation.......................................................33

        16.6   Title Policy................................................................33

        16.7   Assignment of Real Property Documents.......................................33
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        16.8   Solvency Opinion............................................................33

        16.9   Financing...................................................................34

        16.10  No "Ownership Change".......................................................34

        16.11  Series A Offer..............................................................34

        16.12  Presley-Del. Stockholder Approval...........................................34

        16.13  Series B Purchase Agreements................................................34

        16.14  Cancellation of Lyon Stock Options..........................................34

17.     Conditions Precedent to Seller's Performance.......................................34

        17.1   Accuracy of Buyer's and Presley-Del.'s Warranties...........................34

        17.2   Regulatory Approvals and Other Consents.....................................35

        17.3   Opinion of Buyer's and Presley-Del.'s Counsel...............................35

        17.4   Absence of Litigation.......................................................36

        17.5   Series A Offer..............................................................36

        17.6   Presley-Del. Stockholder Approval...........................................36

        17.7   Release of Seller From Certain Assumed Liabilities..........................36

        17.8   Series B Purchase Agreements................................................36

        17.9   No "Ownership Change".......................................................36

18.     The Parties' Obligations after Closing.............................................37

        18.1   Employee Matters............................................................37

        18.2   WARN Act....................................................................37

        18.3   Maintenance of Seller's Corporate Existence; Tangible Net Worth.............37

        18.4   Corporate Governance........................................................37

        18.5   Further Agreements..........................................................38

        18.6   Post Closing Obligations....................................................39

        18.7   Management of Certain Excluded Projects Following the Closing...............39

19.     Escrow Closing Obligations.........................................................39

        19.1   Deliveries by Seller to Escrow Holder.......................................39

        19.2   Deliveries by Buyer to Escrow Holders.......................................41

        19.3   Disbursements and Other Actions by Escrow Holder............................41

20.     Escrow Cancellation................................................................42

        20.1   Charges.....................................................................42
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21.     Escrow Costs; Taxes and Assessments................................................42

        21.1   Escrow and Other Costs......................................................42

        21.2   Real Property Taxes and Assessments.........................................43

        21.3   Supplemental Real Property Taxes............................................43

        21.4   Other Taxes.................................................................43

22.     Condemnation and Destruction.......................................................43

        22.1   Condemnation................................................................43

        22.2   Fire or Other Casualty During Escrow........................................44

23.     Waiver and Consent.................................................................44

24.     Miscellaneous......................................................................44

        24.1   Successors and Assigns......................................................44

        24.2   Expenses....................................................................44

        24.3   Attorney's Fees.............................................................45

        24.4   Notices.....................................................................45

        24.5   Gender and Name.............................................................46

        24.6   Entire Agreement............................................................46

        24.7   Captions....................................................................47

        24.8   Time of Essence.............................................................47

        24.9   Governing Law...............................................................47

        24.10  Invalidity of Provision.....................................................47

        24.11  Amendments..................................................................47

        24.12  Counterparts................................................................47

        24.13  Schedules and Exhibits......................................................47

        24.14  Time References.............................................................47

        24.15  Construction of Agreement...................................................47

        24.16  No Recording Without Consent................................................47

        24.17  Parties in Interest.........................................................48

        24.18  Specific Performance and Waiver of Rescission Rights........................48

25.     Termination Events.................................................................48

26.     Effect of Termination..............................................................49

27.     No Solicitation....................................................................49

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                LIST OF SCHEDULES*

Schedule 1.1(a)      -  Seller's Real Property
Schedule 1.1(c)(iii) -  Seller's Intangible Property
Schedule 1.1(c)(vi)  -  Other Assets
Schedule 1.2         -  The Partnerships
Schedule 1.2(a)      -  Partnership Real Property
Schedule 1.2(c)(iii) -  Partnership Intangible Property
Schedule 1.2(c)(vi)  -  Other Partnership Assets
Schedule 2.6         -  Excluded Assets
Schedule 4.1         -  Specified Contracts
Schedule 5.9         -  Excluded Liabilities
Schedule 11.10       -  Conflicts with Contracts
Schedule 11.24       -  Consents, Waivers and Releases
Schedule 12.4        -  Presley Conflicts
Schedule 17.7        -  Releases from Third Parties
Schedule 19.1(b)     -  Properties Under Option or Contract

                     EXHIBITS*

Exhibit A   -  Escrow Holder's General Provisions
Exhibit B   -  Conditions to Series A Offer
Exhibit C   -  Form of Certificates of Ownership and Merger
Exhibit D   -  Form of Seller's Affidavit
Exhibit E   -  Form of Cancellation of Lyon Stock Options
Exhibit F   -  Form of Seller Grant Deeds
Exhibit G   -  Form of Assignment of Plans and Warranties
Exhibit H   -  Form of Bill of Sale
Exhibit I   -  Form of Assignment of Other Assets
Exhibit J   -  Form of Assignment and Assumption of Leaseholds
Exhibit K   -  Form of Assignment and Assumption Agreement


-----------
* Except for Exhibit B to the Purchase Agreement and Escrow Instructions, the Schedules and Exhibits are not filed herewith. The Filer hereby agrees to furnish supplementally a copy of any omitted Schedule or Exhibit upon the request of the Commission.


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                   PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS


To:     First American Title Insurance Company
        114 East Fifth Street
        Santa Ana, California 91701
        Escrow Officer:  Toni Rice-Groetch
        Telephone: (714) 558-3211
        Telecopier: (714) 647-2139  Escrow No.:  N991215G

        THIS PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS ("Agreement") is made and entered into as of October 7, 1999, and constitutes an agreement by and among WILLIAM LYON HOMES, INC., a California corporation ("Seller"), WILLIAM LYON, an individual, WILLIAM H. LYON, an individual (William Lyon and William H. Lyon are collectively referred to herein as the "Lyons"), PRESLEY HOMES, a California corporation ("Buyer"), and THE PRESLEY COMPANIES, a Delaware corporation ("Presley-Del."). This Agreement also constitutes escrow instructions of Buyer, Seller and Presley-Del. to First American Title Insurance Company, 114 East Fifth Street, Santa Ana, California 91701 ("Escrow Holder") for its Escrow No. N991215G. Seller, the Lyons, Buyer and Presley-Del. are hereinafter collectively referred to as the "Parties," and each individually as a "Party."

                                    RECITALS:

        WHEREAS, Seller is engaged in the business of residential development in the State of California; and

        WHEREAS, Buyer desires to purchase, and Seller desires to sell, substantially all of Seller's real estate assets and certain other assets of Seller related thereto for a cash purchase price of $48 million (subject to adjustment as provided herein) and the assumption by Buyer of substantially all of the liabilities of Seller relating to such assets, all as provided for herein (such purchase and assumption being referred to herein as the "Acquisition"); and

        WHEREAS, Seller has entered into separate Stock Purchase and Sale Agreements dated as of July 6, 1999 (collectively, the "Series B Purchase Agreements") with each of GS Credit Partners, L.P., ING (U.S.) Capital, L.L.C., and The Chase Manhattan Bank, as Trustee for First Plaza Group Trust (collectively, the "Series B Shareholders"), which provide for the purchase by Seller from the Series B Shareholders of an aggregate of 9,434,813 shares (subject to adjustment as provided therein) of Series B Common Stock of Presley-Del. for a cash price of $0.655 per share (such transactions being referred to herein collectively as the "Series B Purchases"); and

        WHEREAS, the Lyons propose to purchase a number of the issued and outstanding shares of Presley-Del. Series A Common Stock, par value $.01 per share (the "Series A Common Stock"), such that, after such purchase (and after giving effect to the Series B Purchases and to the disposition by the Lyons on August 13, 1999 of an aggregate of 3,000,000 shares of Series A Common Stock of Presley-Del.), the Lyons and their affiliates would own approximately 49% (but not more than 49.9%) of the outstanding Common Stock of Presley-Del; and

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        WHEREAS, in furtherance thereof, the Lyons propose to make a cash tender offer (the "Series A Offer") to acquire, for a purchase price of $0.655 per share, 10,678,792 shares (subject to adjustment as provided herein) of Series A Common Stock.

                                    AGREEMENT

        NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the Parties hereby agree, and Escrow Holder is instructed, as follows.

    1.  Purchase and Sale.

        1.1 Seller's Assets. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as hereinafter defined), Seller will sell, convey, transfer, assign, and deliver to Buyer or to Buyer's Permitted Assigns (as hereinafter defined), as applicable, and Buyer or Buyer's Permitted Assigns, as applicable, will purchase and accept delivery from Seller of the following assets of Seller:

               (a) Real Property. All of Seller's rights, title and interest in and to all of that certain real property located in the State of California and more particularly described on Schedule 1.1(a) attached hereto (collectively, "Seller's Real Property"), inclusive of (i) any and all buildings, structures, fixtures and improvements located on or in Seller's Real Property, and (ii) all of Seller's rights, privileges and easements appurtenant to or used in connection with any of Seller's Real Property and/or any of the improvements, buildings, structures or fixtures located therein or thereon, including, without limitation, all minerals, oil, gas and other hydrocarbon substances, all development rights, all entitlement rights, air rights, water, water rights and water stock relating to any of Seller's Real Property, all strips and gores, all of Seller's rights, title and interest in and to any streets, alleys, easements, rights-of-way, public ways, and all other rights of Seller appurtenant, adjacent or connected to any of Seller's Real Property, but exclusive of any parcels and improvements included in Seller's Real Property which are sold by Seller prior to the Closing in the ordinary course of Seller's business.

               (b) Personal Property. All supplies, materials, work in process, equipment, machinery, furniture, fixtures, motor vehicles, claims and rights under leases (as lessor or lessee), contracts, notes, evidences of indebtedness, purchase and sales orders, copyrights, service marks, trademarks, trade names, trade secrets, licenses and permits (to the extent transferable) and deposits (collectively, "Personal Property Assets") that are owned, leased or licensed by Seller and used in connection with or relate to the development, marketing or sale of Seller's Real Property ("Seller's Personal Property").

               (c)     Other Seller Assets.

                       (i) All receivables, escrow and other proceeds, purchase deposits, cash, real estate assets (including improvements) and other assets

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         (inclusive of any interest or other amounts earned thereon) of
         Seller existing as of the Closing Date and which were earned, acquired or generated by Seller in the conduct of its real estate development business, including without limitation those arising out of or relating to any of the following:

                    (A) sales, transfers, assignments or other dispositions of real property and related assets, improvements and other rights by Seller between January 1, 1999 and the Closing Date, including without limitation, sales, transfers, assignments or other dispositions of any portion of Seller's Real Property, Seller's Personal Property or Seller's interests in the Partnerships (as defined in Section 1.2 hereof) in the ordinary course of business after the date hereof and prior to the Closing Date;

                    (B) purchases or other investments in real estate
               development and related assets after the date hereof and prior to the Closing Date; and

                    (C) Seller's right to receive capital, profits, assets,
               allocations, returns (whether preferred or not), distributions, fees or other payments from any of the Partnerships (as defined in Section 1.2 hereof) between January 1, 1999 and the Closing Date.

               (ii) All accruals and cash reserves of Seller in respect of or relating to any of the Assumed Liabilities (as defined in Section 5 below).

               (iii) All of Seller's right, title and interest in and to the intangible property identified on Schedule 1.1(c)(iii).

               (iv) All sales data, customer lists, mailing lists, supplier and contractor lists, and marketing and advertising materials relating to the marketing and sale of Seller's Real Property.

               (v) All of Seller's rights under the Contracts (as defined in Section 4.1 hereof).

               (vi) All other assets of Seller identified on Schedule
        1.1(c)(vi).

               (vii) All of Seller's books and records relating to any of Seller's Real Property, Seller's Personal Property or any of the other assets to be transferred pursuant to this Section 1.1(c).

        All of the foregoing assets of Seller to be sold, assigned and transferred at Closing by Seller to Buyer (other than Seller's Excluded Assets as defined in Section 2 below) are hereinafter collectively referred to as "Seller's Assets."

        1.2 Partnership Assets. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as hereinafter defined), Seller shall cause each of the partnerships and limited liability companies identified on
Schedule 1.2 attached hereto

(collectively, the "Partnerships") to sell, convey, transfer, assign, and deliver to Buyer or to Buyer's Permitted Assigns (as hereinafter defined), as applicable, and Buyer or Buyer's Permitted Assigns, as applicable, will purchase and accept delivery of, the following assets of each Partnership:

               (a) Partnership Real Property. All of each Partnership's rights, title and interest in and to all of that certain real property located in the State of California as more particularly described on Schedule 1.2(a) attached hereto (collectively, the "Partnership Real Property," and together with Seller's Real Property, the "Real Property"), inclusive of (i) any and all buildings, structures, fixtures and improvements located on or in the Partnership Real Property, and (ii) each of the Partnership's rights, privileges and easements appurtenant to or used in connection with any of the Partnership Real Property and/or any of the improvements, buildings, structures or fixtures located therein or thereon, including, without limitation, all minerals, oil, gas and other hydrocarbon substances, all development rights, all entitlement rights, air rights, water, water rights and water stock relating to any of the Partnership Real Property, all strips and gores, all of each Partnership's rights, title and interest in and to any streets, alleys, easements, rights-of-way, public ways, and all other rights of each of the Partnerships appurtenant, adjacent or connected to any of the Partnership Real Property, but exclusive of any parcels and improvements included in the Partnership Real Property which are sold by any of the Partnerships prior to the Closing and in the ordinary course of business.

               (b) Partnership Personal Property. All Personal Property Assets (as defined in Section 1.1(b) hereof) that are owned, leased or licensed by any of the Partnerships and used in connection with or relate to the development, marketing or sale of the Partnership Real Property (collectively, the "Partnership Personal Property," and together with Seller's Personal Property, the "Personal Property").

               (c) Other Partnership Assets.

                   (i) All receivables, escrow and other proceeds, purchase deposits, cash, real estate assets (including improvements) and other assets (inclusive of any interest or other amounts earned thereon) of any of the Partnerships existing as of the Closing Date and which were earned, acquired or generated by any of the Partnerships in the conduct of their respective real estate development businesses, including without limitation those arising out of or relating to any of the following:

                        (A) sales, transfers, assignments or other dispositions
               of real property and related assets, improvements and other rights by any of the Partnerships between January 1, 1999 and the Closing Date, including without limitation sales, transfers, assignments or other dispositions of any portion of the Partnership Real Property or the Partnership Personal Property after the date hereof and prior to the Closing Date; and

                    (B) purchases or other investments in real estate
               development and related assets after the date hereof and prior to the Closing Date.

                  (ii) All accruals and cash reserves of the Partnerships in respect of or relating to any of the Assumed Liabilities (as defined in Section 5 below) of the Partnerships.

                  (iii) All of each Partnership's right, title and interest in and to the intangible property identified on Schedule 1.2(c)(iii).

                  (iv) All sales data, customer lists, mailing lists, supplier and contractor lists, and marketing and advertising materials relating to the marketing and sale of the Partnership Real Property.

                  (v) All of each Partnership's obligations and liabilities under any of the Contracts (as defined in Section 4.1 hereof).

                  (vi) All other assets of the Partnerships identified on
        Schedule 1.2(c)(vi).

                  (vii) All of the Partnerships' books and records relating to any of the Partnership Real Property, the Partnership Personal Property or any of the other assets to be transferred pursuant to this Section 1.2.

               All of the foregoing assets of the Partnerships to be sold, assigned and transferred at Closing by such Partnerships to Buyer or Buyer's Permitted Assigns (other than the Excluded Assets as defined in Section 2 below) are hereinafter collectively referred to as the "Partnership Assets," and together with Seller's Assets, as the "Assets."

       2. Assets Excluded from Purchase. Notwithstanding Section 1 hereof, the following assets of Seller and/or the Partnerships shall not be transferred and sold to Buyer (or Buyer's Permitted Assigns) pursuant to Section 1, but shall be retained by Seller and/or the Partnerships, as applicable (the "Excluded Assets"):

          2.1 Seller's and the Partnerships' rights and claims to tax refunds and adjustments of any kind (other than those relating to property taxes paid or payable with respect to property owned by Seller or any of the Partnerships as of December 31, 1998 or acquired by Seller or any of the Partnerships after such date);

          2.2 The consideration delivered to Seller pursuant to this Agreement;

          2.3 Seller's and the Partnerships' articles of incorporation, corporate seals, minute books, stock books, books of account, partnership agreements, organizational documents and other corporate, partnership or limited liability company records and all income tax records and nontransferable licenses and permits; provided however, that copies of such corporate, partnership, limited liability company, tax and accounting records and nontransferable permits shall be delivered to Buyer at the Closing;

          2.4 Any assets acquired by Seller or any of the Partnerships after the Closing Date (other than with proceeds which constitute any part of the Assets to be transferred pursuant to Sections 1.1(c) or 1.2(c));

          2.5 All cash reserves of Seller or any of the Partnerships in an amount equal to the amount of any and all recorded accounts payable or accrued liabilities in respect of or relating to any of the Excluded Liabilities under
Section 5 hereof;

          2.6 Such other Excluded Assets as are identified on Schedule 2.6.

       3. Purchase Price, Adjustments and Allocation.

          3.1 Purchase Price. The purchase price for the Assets (the "Purchase Price") shall be (i) the assumption of the Assumed Liabilities (as defined herein), plus (ii), subject to Section 3.2 below, Forty-Eight Million Dollars ($48,000,000), which shall be payable, together with Buyer's share of any escrow closing costs, through the Escrow created pursuant to Section 6 hereof and as provided for herein. The cash portion of the Purchase Price, together with Buyer's share of any escrow closing costs, shall be deposited in Escrow by Buyer in cash or other immediately available funds on or prior to the Close of Escrow.

          3.2 Adjustment to Purchase Price. The Purchase Price for the Assets was determined based on the value of the real property and related assets, rights and improvements owned directly or indirectly by Seller and the Partnerships as of December 31, 1998 and held for development and/or resale or otherwise used in their respective real estate development businesses (collectively referred to as the "1998 Real Estate Development Assets"). Buyer and Seller intend that the 1998 Real Estate Development Assets, together with all income, receivables, escrow and other proceeds, purchase deposits, cash and other assets earned or received by Seller or any of the Partnerships from the sale of any of the 1998 Real Estate Development Assets (including any assets purchased or acquired with the sale proceeds thereof) or otherwise earned or acquired by Seller or any of the Partnerships in the ordinary course of business since January 1, 1999 and through the Closing Date (the "Operating Period"), shall inure to the benefit of Buyer (or Buyer's Permitted Assigns), net of any such assets or amounts which have been or will be used by Seller or any of the Partnerships prior to the Closing Date to pay or satisfy land acquisition or development costs, capital expenditures, principal of or interest on indebtedness, accounts payable, accrued liabilities, employee wages and benefits, taxes and other liabilities and operating expenses existing at December 31, 1998 or incurred by Seller or any of the Partnerships in the ordinary course of business during the Operating Period.

          In furtherance of the foregoing, Buyer and Seller agree that the $48,000,000 cash portion of the Purchase Price shall be:

              (a)     reduced by the aggregate amount (if any) of:

                      (i) except to the extent recorded or otherwise provided for on the books of Seller as of December 31, 1998, any dividends, redemption payments or other similar distributions (whether of cash or property) made by Seller during the Operating Period to any of its stockholders in respect of their stock;

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

                         (ii) except to the extent recorded or otherwise
               provided for on the books of Seller or the applicable Partnership as of December 31, 1998, the unpaid balance (outstanding as of the Closing Date, and inclusive of any interest) of any loans or other advances, and the unreimbursed portion of any other payments, made during the Operating Period by Seller to or for the personal benefit of any of its shareholders or affiliates, or by any of the Partnerships to or for the personal benefit of any partner (or affiliate of such partner) other than Seller, but excluding (A) any loans or advances, the right to receive repayment of which is included among the Assets to be transferred to Buyer pursuant to either Section 1.1(c) or Section 1.2(c) hereof, (B) any advances or other payments made in the form of salary or other compensation for services rendered to Seller or any of the Partnerships in the ordinary course of business, and
               (C) any payments made or amounts incurred in respect of legal, financial and tax accounting, appraisal or financial advisory fees and expenses incurred in connection with the transactions contemplated by this Agreement (it being the intent of the Parties that any adjustments for such fees and expenses be governed by clause (viii) of this Section 3.2(a));

                         (iii) the amount of any payments made or liabilities
               accrued by Seller during the Operating Period in respect of any of the following items, but only to the extent that the payment or other liability had not been accrued and reflected or otherwise provided for on Seller's or the applicable Partnership's books and records as of December 31, 1998:

                              (A) bonuses and other compensation to directors,
                    officers and employees of Seller or any of the Partnerships for services rendered prior to December 31, 1998;

                              (B) warranty expenses related to real estate
                    assets sold and closed prior to December 31, 1998;

                              (C) payments (and related legal fees) made in
                    settlement of legal claims, other than claims relating to any of the Assets or Assumed Liabilities; and

                              (D) any significant and unusual charitable
                    contributions made by Seller or any of the Partnerships during the Operating Period;

                         (iv) the value of any real estate assets identified as
               "Excluded Assets" on Schedule 2.6, such value to be (A) with respect to any such asset acquired after December 31, 1998, the net book value of such asset as of the Closing Date (as reflected on Seller's or the applicable Partnership's books and records and determined in accordance with generally accepted accounting principles), and (B) with respect to any such asset owned by Seller or any of the Partnerships as of December 31, 1998, the fair value of such asset as of January 1, 1999 as adjusted for any increases or decreases in the carrying value of the particular asset(s) as of the Closing Date;

                         (v) the amount of any operating expenses incurred or
               accrued by Seller or any of the Partnerships during the Operating Period in respect of or relating directly to any of the Excluded Assets;

                         (vi) the amount of any non-cash adjustments made on the
               books and records of Seller or any of the Partnerships during the Operating Period for write-offs or abandonment of assets which were recorded on the books at December 31, 1998 (other than with respect to any Excluded Assets), but only to the extent such amount exceeds $500,000 in the aggregate;

                         (vii) the amount of any cash reserves to be retained by
               Seller or any of the Partnerships pursuant to Section 2.4 hereof in respect of Excluded Liabilities; and

                         (viii) any amounts (A) paid by Seller or any of the
               Partnerships during the Operating Period (except to the extent that the corresponding liability was recorded on the books and records of Seller or the applicable Partnership as of December 31, 1998), or (B) incurred by Seller or any of the Partnerships during the Operating Period and accrued on the books and records of Seller or the applicable Partnership as of the Closing Date, in the case of (A) and (B), to the extent such amounts were paid or incurred in respect of legal, financial or tax accounting, appraisal or financial advisory fees or expenses incurred in connection with the transactions contemplated by this Agreement, but only to the extent such amounts exceed $1,250,000 in the aggregate;

               and

                   (b) increased by the aggregate amount (if any) of:

                         (i) any capital contribution to or other equity
               investment made in Seller by any of its shareholders during the Operating Period, provided that if such contribution or investment is made after the date hereof, such contribution or investment has been approved by Buyer in writing;

                         (ii) any accounts payable, accrued liabilities and/or
               indebtedness secured by or relating to any of the Excluded
               Assets;

                         (iii) warranty reserves reflected on the books and
               records of Seller or any of the Partnerships as of the Closing Date, but only to the extent that such reserves are retained by Seller; and

                         (iv) tax refunds, insurance recoveries, utility
               deposits and any other assets acquired by Seller or any of the Partnerships during the Operating Period in exchange for or in respect of any claims or other assets which were not reflected on their respective books and records as of December 31, 1998;

provided, however, that except as expressly provided in Section 3.2(a)(viii) above, nothing contained in this Section 3.2 or elsewhere in this Agreement shall be interpreted or construed to cause a reduction in the Purchase Price for any amounts paid or incurred by Seller or any of the Partnerships in respect of legal, financial and tax accounting, appraisal, lender commitment, financial advisory, exchange agent, depositary, printing, filing and registration, escrow, title, recording property transfer and other fees and expenses incurred by Seller, the Partnerships or their respective affiliates in connection with the transactions contemplated by this Agreement.

               Any adjustment to the Purchase Price shall be determined in accordance with the foregoing provisions of this Section 3.2 based upon a review of Seller's and the Partnerships' respective books and records by Ernst & Young LLP or such other independent accounting firm as may be acceptable to Buyer and Seller (the "Independent Auditor"). Buyer and Seller shall instruct the Independent Auditor to perform a preliminary review of such books and records and notify Buyer, Seller and Escrow Holder in writing not later than five (5) business days prior to the Closing Date of the Independent Auditor's estimate of any proposed adjustment to the Purchase Price pursuant to this Section 3.2, such notice to include reasonable detail as to the nature and calculation of any such proposed adjustment. Unless Buyer or Seller shall deliver written notice to Escrow Holder prior to the Closing Date of its objection to any such proposed adjustment, such adjustment shall be made to the Purchase Price at the Closing through Escrow. If either Buyer or Seller notifies Escrow Holder in writing prior to the Closing of its objections to the Independent Auditor's estimated adjustment, Escrow Holder shall withhold the amount of the proposed adjustment from the Purchase Price and continue to hold such amount in Escrow (in an interest bearing account) until such adjustment amount is finally determined in accordance with the procedures set forth in the following paragraphs.

               Following the Closing, Buyer and Seller shall instruct the Independent Auditor to complete a review of Seller's books and records through the Closing Date for the purpose of determining the final adjustment (if any) to the Purchase Price pursuant to this Section 3.2. The Independent Auditor shall complete such review and deliver to Buyer and Seller written notice of its final determination of any adjustment to the Purchase Price pursuant to this Section
3.2 within 30 calendar days of the Closing Date. If Buyer and Seller agree with the Independent Auditor's determination (or fail to deliver written notice of any objection within 10 business days of receipt of such determination), such determination shall become final and conclusive for all purposes under this Agreement. If either Buyer or Seller shall disagree with such determination, it shall notify the other Party, Escrow Holder and the Independent Auditor in writing of such objection within 10 business days, such notice to set forth in reasonable detail the basis for such objection. Buyer and Seller shall make a good faith attempt to resolve any differences and to agree upon a final adjustment amount, but if such Parties are unable reach agreement within 20 calendar days of the date of the objection notice, the matter will be directed to Arthur Andersen LLP or another independent accounting firm acceptable to Buyer and Seller, whose determination pursuant to this Section 3.2 shall be binding and conclusive for all purposes under this Agreement. The fees and expenses of such firm shall be shared equally by Buyer and Seller.

               Within two (2) business days of the final determination of any adjustment to the Purchase Price pursuant to this Section 3.2, Buyer and Seller shall instruct Escrow Holder to remit to such Parties any funds remaining in Escrow in such relative amounts as are necessary and appropriate to effect such adjustment, together with any interest earned on such funds from the Closing Date. After disbursement of any of the funds remaining in Escrow, any additional amounts due and owing between Buyer and Seller as a result of any adjustment of the Purchase

Price pursuant to this Section 3.2 shall be paid within five (5) business days of the final determination, together with interest on such additional amount from the Closing Date to the date of payment calculated on the basis of the prime rate in effect on the Closing Date and published in The Wall Street Journal.

               3.3 Allocation of Purchase Price; Tax Filings. Buyer and Seller agree to negotiate in good faith with respect to the allocation of the Purchase Price among the Assets and the Assumed Liabilities. Buyer and Seller agree that their agreed upon allocation shall be used, reported and implemented for all federal, state, local and other tax purposes.

       4. Assumption of Liabilities. At the Closing, Buyer and Buyer's Permitted Assigns shall assume, and agree to pay, perform and discharge, or cause to be paid, performed and discharged, all of Seller's and each of the Partnerships' obligations and liabilities under or with respect to the following:

               4.1 Contracts. All (a) subcontract agreements on Seller's or the Partnerships' (as applicable) standard forms of contract for services, materials or supplies to be incorporated into the works of improvement on the Real Property, (b) purchase and sale agreements on Seller's or the Partnerships' (as applicable) standard forms of contract and escrow instructions on Seller's, the Partnerships' or escrow holders' standard forms for the sale of individual lots to home buyers which sales have not closed escrow on or before the Closing, (c) subdivision agreements, development agreements and other entitlement agreements to which Seller or any of the Partnerships is a party with Governmental Entities (as hereinafter defined in Section 10.1) relating to the Real Property, (d) all obligations and liabilities of Seller and any of the Partnerships under construction or performance bonds, guaranties and similar commitments entered into in connection with the development of the Real Property, and (e) the contracts, leases, instruments (including debt instruments), profit participation agreements and other agreements listed on Schedule 4.1. (The contracts identified in the previous sentence are hereinafter referred to as the "Contracts.");

               4.2 Accounts Payable and Accrued Liabilities. Accounts payable and accrued liabilities of Seller and the Partnerships arising in the ordinary course of business with respect to the Assets and their respective development businesses; and

               4.3 Employee Obligations. Any liabilities or obligations of Seller and the Partnerships to pay compensation, salary, wages or other benefits (including vacation, sick leave, retirement, health and other similar benefits) to employees of Seller or any of the Partnerships who are hired to continue employment with Buyer or any of Buyer's Permitted Assigns following the Closing Date, but only to the extent that such liabilities or obligations (a) are accrued and reflected or otherwise provided for on Seller's or the applicable Partnership's books and records as of the Closing Date, (b) are disclosed on the list or in other documents delivered to Buyer pursuant to Section 11.22 of this Agreement, or (c) represent compensation, salary, wages or other benefit obligations incurred by Seller or any of the Partnerships with respect to the payment period in which the Closing Date occurs.

               All of the foregoing liabilities and obligations of Seller and the Partnerships to be assumed, paid, performed and/or discharged by Buyer or Buyer's Permitted Assigns (other than the Excluded Liabilities set forth in
Section 5 below) are hereinafter collectively referred to as the "Assumed Liabilities."

     5. Liabilities Not Assumed. Notwithstanding Section 4 of this Agreement, Buyer and Buyer's Permitted Assigns shall not directly or indirectly assume, pay, perform, discharge or be responsible for any of the liabilities or obligations of Seller or any of the Partnerships or any of their respective affiliates, whether liquidated or unliquidated, known or unknown, actual or inchoate, accrued, contingent or otherwise, which are identified below (the "Excluded Liabilities"):

               5.1 Any liabilities or obligations incurred, arising from or out of, or in connection with or as a result of, any alleged or actual defect, or any alleged or actual breach of warranty (whether express or implied), with respect to any portion of the Real Property (including all improvements thereon) worked on by Seller, the Partnerships or any of their respective contractors, subcontractors or other affiliates prior to the Closing Date;

               5.2 Any liabilities or obligations incurred, arising from or out of, or in connection with or as a result of, any claim, action, suit, litigation, arbitration or administrative or other proceeding made by or against Seller or any of the Partnerships either (a) before the Closing Date, or (b) after the Closing Date with respect to events which occurred or conditions which existed before the Closing Date (except, in the case of clause (b) hereof only, for such liabilities and obligations which have been expressly assumed by Buyer pursuant to Section 4 of this Agreement);

               5.3 Any obligation, liability or expense of Seller or any of the Partnerships for taxes (other than property taxes relating to the Real Property or any other real estate assets included in the Assets to be transferred to Buyer pursuant to Section 1 hereof);

               5.4 Any obligation, liability or expense relating to or arising out of the Excluded Assets;

               5.5 Any liabilities or obligations of Seller or any of the Partnerships which are incurred or arise after the Closing Date from, or out of, or in connection with, this Agreement;

               5.6 Any liabilities or obligations of Seller to its shareholders in respect of their ownership interest in Seller, or any of the Partnerships to their respective Partners;

               5.7 Any liabilities or obligations for indebtedness secured by mortgages, deeds of trust or other liens or security interests on or in the Assets, which indebtedness is non-recourse to Seller or the Partnerships (as applicable) or as to which Seller or the Partnerships (as applicable) are not directly or indirectly liable or as to which Seller or the Partnerships (as applicable) do not provide credit support;

               5.8 Any liabilities or obligations of Seller or the Partnerships, or costs and expenses incurred in connection with them, to the extent Seller or the Partnerships have the right to be indemnified or reimbursed by an insurer or other third party with respect to such liabilities or obligations; and

               5.9 Those liabilities and obligations set forth on Schedule 5.9 hereto.

        6. Opening of Escrow. As soon as reasonably possible after the execution of this Agreement, Buyer, Seller (on behalf of itself and the Partnerships) and Presley-Del. shall open an escrow ("Escrow") with Escrow Holder. Escrow Holder shall notify all Parties in writing of the date of Opening of Escrow. As used in this Agreement, the term "Opening of Escrow" shall mean the date on which three
(3) copies of this Agreement signed by Buyer, Seller and Presley-Del. are delivered to Escrow Holder. Upon receipt of such items, Escrow Holder is hereby instructed to open the Escrow, to insert the Escrow Number on page 1 of each copy of this Agreement, to insert the date of the Opening of Escrow on the signature page of each copy of this Agreement, to sign the signature page of each copy of this Agreement, and to deliver one (1) complete copy of this Agreement to Seller and one (1) complete copy of this Agreement to Buyer and Presley-Del. This Agreement shall also constitute instructions to Escrow Holder. Escrow Holder's general provisions are attached hereto as Exhibit "A" and incorporated by reference herein. If there is any conflict between the provisions of this Agreement and the provisions of Exhibit "A", the provisions of this Agreement shall control as among Presley-Del., Buyer and Seller, but the provisions of Exhibit "A" shall control as to the duties of Escrow Holder.

        7. Close of Escrow. The closing ("Closing") of the purchase and sale of the Real Property and the Assets shall take place through the Escrow when all of the conditions to Closing have been satisfied, but in no event later than November 30, 1999 (the "Closing Date"); provided, however, that if the Closing of the Acquisition or the Series A Offer (as hereinafter defined) has not occurred by November 30, 1999 due to delays in obtaining governmental or regulatory approvals of any of the transactions contemplated by this Agreement, then the Parties agree to extend the Closing Date for up to an additional 30 calendar days to allow the process of obtaining such approvals to be completed. As used in this Agreement, the final act of the "Closing" or the "Close of Escrow" shall refer to the date on which Buyer deposits the Purchase Price into Escrow and "Seller's Grant Deeds" (as hereinafter defined) conveying the Real Property to Buyer (or Buyer's Permitted Assigns) are recorded through Escrow in the Official Records of the Counties in which each respective parcel of Real Property is located. All other deliveries pursuant to Section 15 and Section 16 hereof shall have taken place prior to the recording of any of such Seller's Grant Deeds.

        8. Title Report. Seller has caused Escrow Holder to provide Buyer with preliminary title reports issued by First American Title Insurance Company, 114 East Fifth Street, Santa Ana, California 91701, with respect to the Real Property, together with copies of all documents referred to therein and maps of the Real Property showing the location of all easements (collectively, the "Title Documents"). Buyer's failure to approve or disapprove the preliminary title reports (and any exceptions thereon) by delivery of written notice thereof to Seller and Escrow Holder within thirty (30) calendar days of the date of this Agreement shall be deemed Buyer's approval. Seller shall take commercially reasonable actions to remove from title to the Real Property as of the Closing Date any matters and exceptions reasonably objected to by Buyer in writing within such period.

        9. The Series A Offer.

           9.1 Commencement and Conditions. (a) Provided that this Agreement shall not have been terminated in accordance with its terms and, subject to
Section 9.2 below, none of
the events set forth in Exhibit "B" shall have occurred and be existing, as promptly as practicable (but in no event later than five business days after the public announcement of the execution of this Agreement), the Lyons shall commence (within the meaning of Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a cash tender offer to acquire up to 10,678,792 shares of Series A Common Stock at $0.655 per share (the "Offer Price"), subject to adjustment to ensure that the Lyons' purchase of Presley-Del. Common Stock pursuant to the Series A Offer and/or the Series B Purchase Agreements does not result in an "ownership change" of Presley-Del. for Federal income tax purposes or which would have an adverse effect on Presley-Del.'s (or its successor's) ability to utilize its net operating losses for tax purposes. Subject to the conditions set forth in Exhibit "B" hereto, the Lyons shall use reasonable efforts to consummate the Series A Offer in accordance with its terms and to accept for payment and pay for shares of Series A Common Stock tendered pursuant to the Series A Offer as soon as the Lyons are legally permitted to do so under applicable law. The Series A Offer shall be made by means of the Offer to Purchase (as defined below) and shall be subject only to the conditions set forth in Exhibit "B" hereto and shall reflect, as appropriate, the other terms set forth in this Agreement. The Lyons may decrease or waive the Minimum Condition (as defined in Exhibit "B" hereto) but shall not decrease the Offer Price or decrease the number of shares of Series A Common Stock sought, or amend any other condition of the Series A Offer in any manner adverse to the holders of the shares of Series A Common Stock without the written consent of Presley-Del. The Lyons may increase the amount they offer to pay per share in the Series A Offer, and the Series A Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of Presley-Del.

               (b) If, after receiving the advice of counsel, Presley-Del. determines that the consummation of the Series A Offer and/or Series B Purchases would result in an "ownership change" of Presley-Del. for Federal tax purposes or other adverse tax consequence to Presley-Del., Presley-Del. will notify the Lyons, who will reduce the number of shares of Series A Common Stock sought pursuant to the Series A Offer (but not below the number of shares required to satisfy the Minimum Condition) to avoid such "ownership change" or other adverse tax consequence.

               (c) If on the initial scheduled expiration date of the Series A Offer, which shall be no earlier than twenty (20) business days after the date upon which the Series A Offer is commenced, any of the following shall have occurred and be continuing:

                      (i) the condition set forth in clause (i) of Exhibit "B"
               hereto shall not have been satisfied or waived by the Lyons; or

                      (ii) either of the conditions set forth in clause (ii) or
               clause (iii) of Exhibit "B" hereto shall not have been satisfied or waived by the Lyons due to delays in (A) obtaining necessary governmental or regulatory approvals of, or any necessary third party consents to, any of the transactions contemplated by the Agreement, or (B) obtaining the financing required to satisfy the condition set forth in Section 16.9 of this Agreement, or (C) obtaining the releases necessary to satisfy the condition set forth in Section 17.7 of this Agreement;

then the Lyons shall extend the expiration date of the Series A Offer from time to time and for such number of business days as may be necessary to allow for such conditions to be satisfied and for the closing of the Series A Offer to be substantially coterminous with the closings of the other transactions contemplated under this Agreement; provided, however, that in no event shall the Lyons be obligated to extend the expiration date of the Series A Offer beyond November 30, 1999 (or 30 calendar days thereafter in the event that the Closing Date is extended pursuant to Sections 7 and 25.3 hereof).

               9.2 Satisfaction of Conditions. Notwithstanding the provisions of
Section 9.1, upon consummation of the Acquisition in accordance with the terms of this Agreement, all of the conditions set forth in Exhibit "B" (other than the condition specified in Section (iv)(a) thereof) shall be deemed to have been satisfied, and the Lyons' obligation to consummate the Series A Offer hereunder shall not be subject to such conditions that are deemed satisfied hereunder.

               9.3 Lyon SEC Filings. Concurrently with the commencement of the Series A Offer, the Lyons shall file with the SEC a tender offer statement on
Schedule 14D-1 with respect to the Series A Offer (the "Schedule 14D-1"). The
Schedule 14D-1 will include, as exhibits, an Offer to Purchase (the "Offer to Purchase") and a form of letter of transmittal. The Lyons will take all steps necessary to cause the Offer to Purchase, form of letter of transmittal and other exhibits to the Schedule 14D-1, together with any amendments and supplements thereto (the "Offer Documents"), to be filed with the SEC and to be disseminated to holders of the Series A Common Stock, in each case as and to the extent required by applicable Federal securities laws. The Lyons and Seller, on the one hand, and Presley-Del. and Buyer, on the other hand, will promptly correct any information provided by such Party for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and the Lyons will take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Series A Common Stock, in each case as and to the extent required by applicable Federal securities laws. Presley-Del. and Buyer and their counsel shall be given the opportunity to review the initial Schedule 14D-1 before it is filed with the SEC. The Lyons will provide Presley-Del. and Buyer and their counsel in writing with any comments or other communications, whether written or oral, that the Lyons or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents, promptly after the receipt of such comments or other communications. The Offer Documents (as hereinafter defined) will comply in all material respects with the provisions of applicable Federal securities laws and, on the date filed with the SEC and on the date first published or sent or given to Presley-Del.'s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

               9.4 Presley-Del.'s Actions With Respect to the Series A Offer.

               (a) Presley-Del. hereby represents that a Special Committee of its Board of Directors, at a meeting duly called and held, has, pursuant to authority granted to it by Presley-Del.'s Board of Directors, (i) unanimously determined that this Agreement and the transactions contemplated hereby, taken together, are fair to and in the best interests of Presley-Del. and the holders of the Series A Common Stock (other than the Lyons), provided that each such holder of Series A Common Stock is advised to consult with their financial and tax advisors regarding the impact thereof on such holder, (ii) received the opinion of Warburg Dillon Read LLC, financial advisor to the Special Committee of the Board of Directors, to the effect that the shares of common stock of New Presley and/or, to the extent any holder of Series A Common Stock (other than the Lyons and the Series B Shareholders) tenders shares of Series A Common Stock in the Offer, the cash that may be received by each holder of Series A Common Stock (other than the Lyons and the Series B Shareholders), subject to the pro ration provisions of the Offer, after giving effect to the transactions contemplated by this Agreement, is fair to the holders of the Series A Common Stock (other than the Lyons and the Series B Shareholders) from a financial point of view, (iii) approved this Agreement and the transactions contemplated hereby, and (iv) resolved to recommend that the holders of the Series A Common Stock (other than the Lyons and the Series B Shareholders) accept the Series A Offer and tender their shares pursuant thereto; provided, however, that such holders of Series A Common Stock should consult with their financial and tax advisors prior to tendering their shares in the Series A Offer, and provided further that, subject to the provisions contained in Section 27 of this Agreement, such recommendation may be withdrawn, modified, or changed if, in the opinion of Presley-Del.'s Board of Directors or its Special Committee, after consultation with counsel, the failure to take such action would be inconsistent with their fiduciary duties under applicable law.

               (b) As soon as practicable on or after the date the Series A Offer is commenced, Presley-Del. shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which shall contain Presley-Del.'s recommendation with respect to the Series A Offer. At the time the Offer Documents are first mailed to the holders of Series A Common Stock, or as soon as practicable thereafter, Presley-Del. shall mail or cause to be mailed to the holders of its Series A Common Stock as of the applicable record date the Schedule 14D-9 together with the Offer Documents. Presley-Del. further agrees to take all steps necessary to cause the Schedule 14D-9 to be disseminated to the holders of the Series A Common Stock, as and to the extent required by applicable Federal securities laws. Each of Presley-Del., on the one hand, and the Lyons, on the other hand, agrees to promptly correct any information provided by it or him for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect. Presley-Del. further agrees to take all steps necessary to cause the
Schedule 14D-9, as so corrected, to be filed with the SEC and to be disseminated to holders of the Series A Common Stock, in each case as and to the extent required by applicable Federal securities laws. In addition, Presley-Del. agrees to provide the Lyons and their counsel with any comments, whether written or oral, that Presley-Del. or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

               (c) In connection with the Series A Offer, Presley-Del. will furnish or cause to be furnished to the Lyons such information and assistance as the Lyons or their agents may reasonably request in communicating the Series A Offer to the record and beneficial holders of the Series A Common Stock. Except for such steps as are necessary to disseminate the Offer Documents, the Lyons shall hold in confidence the information referred to in the preceding sentence, will use such information only in connection with the Series A Offer, and, if this Agreement is terminated, will, upon request by Presley-Del., deliver or cause to be delivered to Presley-Del. all copies of such information then in its possession or the possession of its agents or representatives.

               (d) The information supplied by Presley-Del. expressly for inclusion in the Offer Documents and the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply in all material respects with the provisions of applicable Federal securities laws and, on the date filed with the SEC and on the date first published or sent or given to Presley-Del.'s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Presley-Del. or Buyer with respect to statements made therein based on information furnished by the Lyons for inclusion in the Schedule 14D-9.

               9.5 Over- or Under-Subscription of Offer. In the event that the Series A Offer is over-subscribed, the Lyons will purchase shares of Series A Common Stock from each tendering holder of Series A Common Stock on a pro rata basis such that the Lyons and their affiliates will not acquire, directly or indirectly, a number of shares of Common Stock that would result in an "ownership change" of Presley-Del. for Federal income tax purposes or other adverse tax consequence of Presley-Del. In the event that the Series A Offer is under-subscribed, Seller (or Seller's assignee) will purchase additional shares of Common Stock from each holder of Series B Common Stock on a pro rata basis pursuant to the Series B Purchase Agreements such that the Lyons and their affiliates will hold up to 49.9% of the outstanding Common Stock (but in no event shall they acquire a number of shares of Common Stock that would result in an "ownership change" for Federal income tax purposes or other adverse tax consequence that would limit Presley-Del. from utilizing its tax net operating losses).

               9.6 Successors in Interest to Lyons. William Lyon and William H. Lyon agree that, in the event of the death, disability or other incapacity of either of them, their respective estates or other successors in interest shall be obligated to consummate the Series A Offer in accordance with the terms hereof.

       10.     Presley-Del./New Presley Merger and Other Matters.

               10.1 Prior to the Closing, upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate and make effective the merger, in accordance with the terms set forth in the Certificate of Ownership and Merger attached hereto as Exhibit "C" (the "Certificate of Ownership and Merger"), of Presley-Del. with and into its wholly owned subsidiary, Presley Merger Sub, Inc. ("New Presley") (the "Merger"), as promptly as practicable including, but not limited to (a) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (each, a "Governmental Entity"), and (b) the satisfaction of the conditions to the closing of the Merger (the "Merger Closing"). In addition, none of the Parties shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to the Merger Closing.

               10.2 Prior to the Merger Closing, each Party shall promptly consult with the other Parties hereto with respect to, provide any necessary information with respect to, and provide the other Parties (or their respective counsel) with copies of, all filings made by such Party with any Governmental Entity or any other information supplied by such Party to a Governmental Entity in connection with this Agreement or the Merger. Each Party hereto shall promptly inform the other of any communication from any Governmental Entity regarding the Merger. If any Party hereto or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the Merger, then such Party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of the Merger, the Parties shall use their best efforts to effect such transfers, amendments or modifications.

               10.3 Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require any Party to commence any litigation against any entity in order to facilitate the consummation of the Merger or to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of the Merger.

               10.4 Presley-Del. has filed with the SEC a proxy statement with respect to the Merger, which will also serve as a prospectus with respect to the common stock of New Presley (the "Proxy Statement/Prospectus") and be included in a Registration Statement to be filed with the SEC on Form S-4 (the "Registration Statement"). The Parties agree to use their best reasonable efforts to cause the Registration Statement to be declared effective by the SEC. Presley-Del. agrees to promptly mail the Proxy Statement/Prospectus to its stockholders after the Registration Statement has been declared effective by the SEC. Seller shall cooperate with Presley-Del. and New Presley in preparing the Proxy Statement/Prospectus and in seeking the declaration of effectiveness of the Registration Statement by the SEC.

               10.5 Each of William Lyon, William H. Lyon and Seller agree to vote all shares of Common Stock owned by them for the Merger at the special meeting of stockholders of Presley-Del. called for such purpose (the "Stockholders' Meeting").

               10.6 Subject to satisfaction of the conditions to the Merger, and after receiving the requisite approval of Presley-Del.'s stockholders at the Stockholders' Meeting, and after the Closing and the consummation of the purchase of shares of Common Stock pursuant to the Series A Offer and the terms of the Series B Purchase Agreements, Presley-Del. agrees to cause the Certificate of Ownership and Merger to be promptly filed with the Secretary of State of the State of Delaware.

               10.7 All notices to third parties and all other publicity concerning the Merger will be jointly planned and coordinated by and between the Parties. No Party will act unilaterally in this regard without the prior written approval of the others unless required under applicable securities laws (in which case each party agrees to give reasonable notice to and consult with the other parties prior to issuing any such release, statement, or other notice); however, this approval will not be unreasonably withheld.

        11. Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Buyer as of the date hereof:

               11.1 Good Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of California and has full corporate power and authority to own the Assets. Each of the Partnerships is duly organized, validly existing, and in good standing under the laws of their respective states of formation and have full power and authority to own the Real Property owned by such Partnerships. The ownership of their properties does not require Seller or any of the Partnerships to be qualified in any jurisdiction other than California.

               11.2 Power. Seller has the corporate power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby.

               11.3 Requisite Action. All requisite corporate action has been taken by Seller in connection with the entering into of this Agreement, the execution and delivery of the instruments referenced herein, and the consummation of the transactions contemplated hereby. All requisite partnership action has been taken by the Partnerships in connection with the Acquisition.

               11.4 Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller have been duly authorized by Seller and have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

               11.5 Binding Agreements. This Agreement and the Series B Purchase Agreements (in the form previously filed with the SEC as exhibits to William Lyon's Statement on Schedule 13D relating to the Common Stock) have been duly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery thereof by Presley-Del., Buyer, and the Series B Shareholders, as applicable, this Agreement and the Series B Purchase Agreements are valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally, and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. To Seller's knowledge, each of the Series B Purchase Agreements is a valid and binding agreement against each of the Series B Shareholders which is a party thereto.

               11.6 Partnership and Membership Interests in Real Property. The partnership and limited liability company interests identified on Schedule 1.2 hereto, together with the partnership and limited liability company interests identified on Schedule 2.6, are the only interests that Seller has in any partnership, limited liability company, corporation, or other organization through which Seller has an interest in Real Property.

               11.7 Income Tax Information. Seller is not a non-resident alien, a foreign corporation, a foreign partnership, a foreign trust, or a foreign estate (as those terms are defined in the United States Internal Revenue Code of 1986, as amended (the "Code"), and Income Tax Regulations) for purposes of United States income taxation. Seller is a California resident within the meaning of Section 18662 of the California Revenue and Taxation Code. In connection therewith, Seller shall, and shall cause each of the Partnerships to, deliver to Escrow Holder for delivery to Buyer at the Closing an affidavit ("Seller's Affidavit") in the form attached hereto as Exhibit "D".

               11.8 Condition of Personal Property Assets. Seller and each of the Partnerships has good and marketable title to the Personal Property which it owns, free and clear of any claim, charge, easement, encumbrance, security interest, lien, option or pledge (collectively, "Encumbrances"), except for Encumbrances for taxes which are not yet due and payable and except for such encumbrances as Seller has otherwise disclosed to Buyer or Presley-Del. in writing on or prior to the date of this Agreement. Except as has been disclosed to Buyer or Presley-Del. in writing on or prior to the date of this Agreement, Seller and each of the Partnerships have all rights, power and authority to sell, convey, assign, transfer and deliver the Personal Property to Buyer in accordance with the terms of this Agreement. At the Closing, Seller shall, and shall cause the Partnerships to, deliver the Personal Property to Buyer, free and clear of any Encumbrances except for such as relate to any of the Assumed Liabilities and except for such matters as would, if strictly enforced, have no adverse effect upon the continued use and operation of the Personal Property in the manner in which it has heretofore been used by Seller or the Partnerships or upon the value of the Personal Property. Except as has been disclosed to Buyer or Presley-Del. in writing on or prior to the date of this Agreement, the furniture, computers, vehicles and other equipment included in the Personal Property are in a good state of maintenance and repair, ordinary wear and tear excepted.

               11.9 Financial Statements; Contingencies; Conduct of Business Since December 31, 1998. (a) Seller has delivered to Buyer financial statements, including a balance sheet and related statements of operations, stockholders' equity and cash flows, for each of Seller and each of the Partnerships as of and for the period ended December 31, 1998, which financial statements (in the case of Seller only) are audited, and as of and for the interim period ended June 30, 1999, which financial statements are unaudited. To Seller's knowledge, neither Seller nor any of the Partnerships has any liabilities except liabilities that
(i) are reflected or disclosed in the financial statements referred to above,
(ii) were incurred after June 30, 1999 in the ordinary course of business, or
(iii) are set forth in any Schedule attached hereto or have otherwise been disclosed in writing to Buyer or Presley-Del. on or prior to the date hereof.

               (b) Since December 31, 1998, (i) Seller and the Partnerships have conducted their respective businesses in the ordinary course and consistent with past practices, and (ii) there have been no dividends, redemptions or other distributions by Seller in respect of its outstanding common stock.

               11.10 Contracts. Each Contract is valid and subsisting; Seller and/or the applicable Partnership has duly performed all of its material obligations thereunder to the extent that such obligations to perform have accrued; and no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by Seller or any of the Partnerships, as the case may be (or, to the best knowledge of Seller, any other party or obligor with respect thereto), has occurred or as a result of this Agreement or its performance will occur. Except as set forth in Schedule 11.10, consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, Seller or any of the Partnerships under any of the Contracts.

               11.11 Zoning. Except as has been disclosed to Buyer or Presley-Del. in writing on or prior to the date of this Agreement, (a) to Seller's knowledge, the zoning of each parcel of Real Property permits residential use (except for 12.2 acres located in Rancho Cucamonga, which permits commercial use) or such other uses (such as schools, parks, common areas and similar uses) which are currently contemplated under Seller's or the applicable Partnership's development plans for such parcel, and (b) neither Seller nor any of the Partnerships has commenced, or received notice of the commencement of, any proceeding that would affect the present zoning classification of any such parcel.

               11.12 Governmental Notices. Except as has been disclosed to Buyer or Presley-Del. in writing on or prior to the date of this Agreement, (a) neither Seller nor any of the Partnerships has received any notification from any governmental authority imposing any special assessments on the Real Property or bringing any condemnation actions against the Real Property, or any part thereof, nor is Seller or any of the Partnerships aware of any special assessments or condemnation actions being contemplated, and (b) neither Seller nor any of the Partnerships has received any notification from the Department of Building and Safety, Health Department or any other Governmental Entity having jurisdiction over the Real Property requiring any work to be done on or affecting the Real Property, the cost of which is reasonably expected to materially increase the development costs previously budgeted by Seller or the applicable Partnership for such parcel of Real Property.

               11.13 Undisclosed Defects. Except as has been disclosed to Buyer or Presley-Del. in writing on or prior to the date of this Agreement, to the knowledge of Seller, (a) no defect or condition of the Real Property, improvements thereon or soil exists that may materially adversely affect Buyer's proposed development of the Real Property, and (b) all of the improvements built on the Real Property by Seller or any of the Partnerships have been built in a good and workmanlike manner and comply in all material respects with all plans and specifications, building codes and all applicable laws.

               11.14 No Unrecorded Interests. Except as has been disclosed to Buyer or Presley-Del. in writing on or prior to the date of this Agreement, and to the knowledge of Seller, there are no unrecorded leases, licenses, or other possessory interests in the Real Property.

               11.15 Real Property in Compliance. Except as has been disclosed to Buyer or Presley-Del. in writing on or prior to the date of this Agreement, and to the knowledge of Seller, the Real Property is in compliance in all material respects with all applicable laws and regulations and all covenants, conditions, restrictions, easements and similar matters affecting the Real Property.

               11.16 Public Improvements. Except as has been disclosed to Buyer or Presley-Del. in writing on or prior to the date of this Agreement, and to the knowledge of Seller, there are no intended public improvements that may involve any charge being levied or assessed, or that may result in the creation of any lien that would have a material adverse effect upon Buyer's ability to develop the Real Property.

               11.17 No Other Agreements. To Seller's knowledge, except as has otherwise been disclosed to Buyer or Presley-Del. in writing on or prior to the date of this Agreement, neither Seller nor any of the Partnerships has any oral or written commitments to, or understandings or agreements with, any private party or any Governmental Entity that would materially adversely affect (a) Buyer's (or Buyer's Permitted Assigns') ownership of the Real Property, the Personal Property, the Contracts and the other Assets, or (b) the proposed development of the Real Property.

               11.18 Litigation. Except as has been disclosed to Buyer or Presley-Del. on or prior to the date of this Agreement, there is no material action, suit, claim, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to Seller's knowledge, threatened against or involving Seller, any of the Partnerships, the Assets or the Real Property, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller or the Partnerships pursuant to this Agreement or in connection with the transactions contemplated by this Agreement; and to Seller's knowledge, except as has been disclosed to Buyer or Presley-Del. on or prior to the date of this Agreement, there is no valid basis for any such action, proceeding or investigation. Neither Seller, the Partnerships, the Assets, or the Real Property are subject to any judgment, writ, injunction, order or decree which individually or in aggregate may have a material adverse effect on (a) Buyer's (or Buyer's Permitted Assigns') development of the Real Property, (b) Buyer's (or Buyer's Permitted Assigns') ownership of the Real Property, the Personal Property, the Contracts and the other Assets, or (c) Seller's or the Partnerships' ability to consummate the transactions contemplated hereby.

               11.19 Environmental Matters. Except as has been disclosed to Buyer or Presley-Del. on or prior to the date of this Agreement:

               (a) To the knowledge of Seller, Seller and each of the Partnerships are in compliance in all material respects with all applicable Federal, state and local laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources (together "Environmental Laws" and including, without limitation, the California Environmental Quality Act, as amended, Cal. Pub. Res. Code Section 21000 et seq., the National Environmental Policy Act, as amended, 42 U.S.C. Section 4321 et seq., and laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic or hazardous substances or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead or lead-based paints or materials, or radon

("Materials of Environmental Concern")), or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure, and reporting requirements respecting Materials of Environmental Concern.

               (b) Neither Seller nor any of the Partnerships has received any written communication, whether from a governmental authority, citizens group, employee or otherwise, which alleges that there is any restriction on the use or development of the Real Property on account of the presence of Materials of Environmental Concern on, under or in the vicinity of the Real Property.

               (c) There is no claim, action, investigation or proceeding (each, an "Environmental Claim") by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern on or adjacent to any parcel included in the Real Property, or (ii) any violation, or alleged violation, of any Environmental Law, that in either case is pending or, to Seller's knowledge, threatened against Seller or any of the Partnerships or, to Seller's knowledge, against any person or entity whose liability for any Environmental Claim Seller or any of the Partnerships has retained or assumed either contractually or by operation of law.

               (d) To Seller's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents involving or with respect to the Real Property, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could reasonably be expected to form the basis of any Environmental Claim against Seller or any of the Partnerships or, to Seller's knowledge, against any person or entity whose liability for any Environmental Claim Seller or any of the Partnerships has retained or assumed either contractually or by operation of law.

               (e) To Seller's knowledge, Seller has provided to Buyer all assessments, reports, data, results of investigations or audits, and other information that is in the possession of, or reasonably available to, Seller or any of the Partnerships regarding environmental matters pertaining to or the environmental condition of the Real Property, or the compliance (or noncompliance) by Seller or any of the Partnerships with any Environmental Laws, with respect to the Real Property.

        11.20 Endangered or Threatened Species. To the knowledge of Seller, except as has been disclosed to Buyer or Presley-Del. in writing on or prior to the date of this Agreement, Buyer's and each of the Partnerships' proposed development of the Real Property will not involve the taking of any endangered or threatened species of animals, plants or insects. To the knowledge of Seller, there are no environmental or biological characteristics of the Real Property which, under existing law, will adversely affect Buyer's (or Buyer's Permitted Assigns') proposed development of the Real Property.

               11.21 Accounts Receivable. As of the date hereof, all of the accounts receivable shown on the most recent interim financial statements of Seller and each of the Partnerships (the "Accounts Receivable"), except to the extent of reserves with respect thereto: (a) arose from valid sales in the ordinary course of business; (b) to the knowledge of Seller, are valid and legally enforceable obligations of the persons purported to be liable thereon and are fully collectible; (c) to the knowledge of Seller, are free of any defense, counterclaim, setoff or deduction; and (d) reflect adequate reserves for doubtful accounts and any trade discounts, on a basis consistent with that of prior years.

               11.22 Employment Contracts and Benefits. (a) Seller has previously delivered to Buyer copies, descriptions and/or a list of all employment contracts and collective bargaining agreements, and all compensation, pension, retirement, deferred compensation, health care, bonus, profit-sharing, stock option or other plans, trusts, funds, agreements or arrangements, providing for employee remuneration or benefits to any of Seller's present officers, employees and sales agents (collectively, "Employee Benefit Plans") and to which Seller or any of the Partnerships is a party or by which Seller or any of the Partnerships is bound. Such copies, descriptions and list, taken together, sets forth for the present officers, employees and sales agents of Seller and each of the Partnership's complete information with respect to withholding accounts, accrued vacation, sick leave and other amounts, and all other accruals and accounts held for employee benefit, including but not limited to, any insurance policies or accounts. Except as set forth in such copies or descriptions or on such list, neither Seller nor any of the Partnerships has entered into any severance or similar arrangement in respect of any present or former officer, employee or sales agent that will result in any absolute or contingent obligation of Buyer to make any payment to any present or former officer, employee or sales agent following termination of employment.

            (b) Except as set forth in such copies or descriptions or the list delivered to Buyer pursuant to this Section 11.22 or as otherwise disclosed in the schedules hereto or in the financial statements delivered pursuant to Section 11.9 hereof, and to Seller's knowledge,

                         (i) Neither Seller nor any of the Partnerships, nor any
                    entity (an "ERISA Affiliate") which, together with any of them, is deemed a "single employer" within the meaning of
                    Section 4001(a)(15) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), nor any of the plans so listed which is an "employee welfare benefit plan" or "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being referred to herein as "ERISA Plans"), nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction or has taken or failed to take any action in connection with which Buyer or Presley-Del. could be subject to a tax imposed pursuant to Section 4980B of the Internal Revenue Code (the "Code").

                         (ii) Each of the plans so listed or described has been
                    operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

                         (iii) Each of the ERISA Plans that is intended to be
                    "qualified" within the meaning of Section 401(a) of the Code is so qualified.

                         (iv) No amounts payable under the plans so listed or
                    any other agreement or arrangement to which Seller, the Partnerships, or any ERISA Affiliate is a party will fail to be deductible for Federal income tax purposes by virtue of
                    Section 280G of the Code.

                         (v) No "leased employee," as that term is defined in
                    Section 414(n) of the Code, performs services for Seller or any of the Partnerships.

                         (vi) There are no liens against the Assets under
                    Section 412(n) of the Code or Sections 302(f) or 4068 of ERISA.

                         (vii) None of Seller, the Partnerships or any of their
                    respective ERISA Affiliates is, or at anytime during the previous six (6) years was, obligated to contribute to any "multi-employer plan" within the meaning of Section 3(37) of ERISA or any plan subject to Title IV of ERISA.

                         (viii) Except for such obligations and liabilities as
                    are assumed by Buyer pursuant to Section 4.3 of this Agreement, from and after the Closing, Buyer will have no obligation to contribute to, or any liability in respect of, any Employee Benefit Plan sponsored or maintained by Seller, any Partnership or any ERISA Affiliate, or to which Seller, any Partnership or any ERISA Affiliate is or was obligated to contribute.

               11.23 Insurance Policies. Seller and the Partnerships, as applicable, have maintained and now maintain (a) insurance on all of the Assets and the Real Property of a type customarily insured, covering property damage and loss of income by fire or other casualty consistent with industry practice, and (b) adequate insurance protection against all liabilities, claims and risks against which it is customary to insure including, without limitation, property damage, comprehensive general liability and workers compensation. Seller and the Partnerships, as applicable, are not in default with respect to payment of premiums on any such policy. Seller has previously delivered to Buyer complete copies of all such insurance policies of Seller and the Partnerships. All such insurance policies are in full force and effect.

               11.24 Authority and Consents. Except as set forth on Schedule 11.24, the consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (a) a default or an event that, with the giving of notice, the lapse of time, or both, would be a default, breach, or violation of the articles of incorporation or bylaws of Seller or the organizational documents of any Partnership or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument or arrangement to which Seller or any Partnership is a party or by which it or the Assets are or the Real Property bound; (b) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Seller or any of the Partnerships; or (c) the creation or imposition of any lien, charge, or encumbrance on any of the Assets or the Real Property. On or before the Closing, Seller shall obtain consents, waivers or releases of all material interests set forth on Schedule 11.24. Buyer will reasonably cooperate with Seller in obtaining the consents, waivers or releases of all interests set forth on Schedule 11.24. All such consents, waivers or releases, unless absolute and unconditional, shall be on terms acceptable to Seller and Buyer in its reasonable discretion.

               11.25 Plant Closing. Subject to Buyer's performance of the covenant set forth in Section 18.1 hereof, and on the basis of Presley-Del.'s and Buyer's representation in Section 12.7 hereof, Seller represents to Buyer and Presley-Del. that neither it nor, to Seller's knowledge, any of Seller's affiliates, intends to implement a "plant closing" or a "mass lay-off", as those terms are defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act"), 29 U.S.C. Sections 2101 et seq., within one hundred fifty (150) days of the Closing.

               11.26 No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other person or firms engaged by or acting on behalf of Seller in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or the transactions.

               11.27 Knowledge Convention. Whenever reference is made in this Agreement to Seller's knowledge or awareness, such knowledge or awareness includes only the present actual knowledge of any of William Lyon, Chief Executive Officer, Thomas Mitchell, President of Southern California Division, Douglas Bauer, President of Northern California Division and Chief Financial Officer, Richard S. Robinson, Senior Vice President, or Michael Grubbs, Vice President and Corporate Controller.

    12. Representations and Warranties of Buyer and Presley-Del. Buyer and Presley-Del. hereby represent and warrant to Seller and to the Lyons as follows:

               12.1 Power. Each of Presley-Del. and Buyer has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the Acquisition and the Merger.

               12.2 Requisite Action. Except for the approval of Presley-Del.'s stockholders of the Merger, which Presley-Del. agrees to seek at the Stockholders' Meeting prior to the Closing, all requisite action has been taken by each of Presley-Del. and Buyer in connection with entering into this Agreement, the execution and delivery of the instruments referenced herein by Presley-Del. or Buyer, and the consummation of the Acquisition and the Merger.

               12.3 Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of each of Presley-Del. and Buyer have the power, right and actual authority to bind such Party to the terms and conditions hereof and thereof.

               12.4 No Conflicts. Except as set forth on Schedule 12.4 hereto, the execution, delivery and performance of this Agreement by each of Presley-Del. and Buyer will not violate the provisions of, or constitute a breach or default under (a) the charter documents or bylaws of each such Party, (b) any law to which such Party is subject, or (c) any contract to which such Party is a party that is material to the financial condition, results of operations, business, assets, liabilities, or prospects of such Party.

               12.5 No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other person or firms engaged by or acting on behalf of Buyer or Presley-Del. in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions, except for Warburg Dillon Read LLC, as to which Seller shall have no liability.

               12.6 Legal Proceedings. There is no order or action pending or, to the best knowledge of Buyer or Presley-Del., threatened in writing against or affecting Buyer or Presley-Del. that individually or when aggregated with one or more other actions or orders has or might reasonably be expected to have a material adverse effect on Buyer's or Presley-Del.'s ability to perform this Agreement or any other aspect of the transactions contemplated by this Agreement.

               12.7 Plant Closing. Presley-Del and Buyer represent to Seller that they do not intend to implement a "plant closing" or a "mass lay-off", as those terms are defined in the WARN Act, in respect of Seller's Business within one hundred fifty (150) days of the Closing, it being understood that such representation does not extend to the intentions of William Lyon, Chairman of the Board of Presley-Del.

       13.     Survival of Representations and Warranties; Indemnity.

               13.1 Survival of Representations and Warranties. The representations and warranties of Seller contained in or made pursuant to this Agreement (and the corresponding indemnification obligations set forth in Section 13.2 hereof) shall survive for a period of one (l) year after the Closing Date; provided, however, that if a claim or notice is duly given under this Section 13 with respect to a breach by Seller of any representation or warranty made hereunder prior to the expiration of such one (1) year period, such representation or warranty (and the corresponding indemnification obligation) shall continue (but only with respect to the claim referenced in the notice) until the applicable claim is finally resolved.

               13.2 Seller's Indemnity Obligation. From and after the Closing Date, Seller agrees to indemnify and hold harmless Buyer and Presley-Del. from and against any damage, claim, liability or expense, including, without limitation, reasonable attorney's fees and expenses (collectively, "Losses"), based upon or arising from: (a) any breach by Seller of its representations and warranties contained in or made pursuant to this Agreement; (b) any breach by Seller of its covenants, obligations or other agreements to be performed by Seller pursuant to this Agreement; and (c) any of the Excluded Liabilities; provided, however, that (x) Seller's liability under this Section 13.2 for a particular Loss shall be reduced, dollar for dollar, to the extent that such Loss has already resulted in a reduction of the Purchase Price pursuant to
Section 3.2(a) of this Agreement; (y) Seller shall not be liable with respect to the matters described in clause (a) or clause (b) of this Section 13.2 unless and until the Losses incurred by Buyer and Presley-Del. with respect to such matters shall exceed $500,000 (the "Threshold") on a cumulative basis, at which time Seller shall only be liable to Buyer and Presley-Del. for the amount by which such Losses exceed the Threshold; and (z) in no event shall Seller's aggregate liability (not including liabilities that are covered by Seller's or any of the Partnership's insurance or indemnification of Seller or any of the Partnerships by third parties) to the Buyer and Presley-Del. for all matters indemnified under clause (a) or clause (b) of this Section 13.2 exceed $2,400,000. Notwithstanding any other provision contained herein to the contrary, in no event shall Seller's liability to the Buyer or Presley-Del. for indemnification under clause (c) with respect to any Excluded Liability referenced in Section 5.1 hereof exceed the amount of Seller's available insurance coverage therefor. The remedies provided in this Section 13.2 shall be the sole and exclusive remedy to Buyer and Presley-Del. with respect to all claims relating to the breach by Seller of any representations, warranties, covenants or other obligations under this Agreement.

               13.3 Buyer's and Presley-Del.'s Indemnity Obligation. From and after the Closing Date, Buyer and Presley-Del. each agree, jointly and severally, to indemnify and hold harmless Seller from and against any Losses based upon or arising from: (a) any breach by Buyer or Presley-Del. of their respective representations and warranties contained in or made pursuant to this Agreement; (b) any breach by Buyer or Presley-Del. of their respective covenants, obligations or other agreements to be performed by Buyer or Presley-Del. pursuant to this Agreement; and (c) any of the Assumed Liabilities; provided, however, that neither Presley-Del. nor Buyer shall have any liability with respect to the matters described in clause (a) or clause (b) of this
Section 13.3 unless and until the Losses incurred by Seller with respect to such matter shall exceed the Threshold on a cumulative basis, at which time Buyer shall only be liable to Seller for the amount by which such Losses exceed the Threshold. In no event shall Buyer's or Presley-Del.'s aggregate liability (not including liabilities that are covered by Buyer's or Presley-Del.'s insurance or indemnification from third parties) to the Seller for all matters indemnified under clause (a) or clause (b) of this Section 13.3 exceed $2,400,000. The remedies provided in this Section 13.3 shall be the sole and exclusive remedy to Seller with respect to all claims relating to the breach by Presley-Del. and Buyer of any representations, warranties, covenants or other obligations under this Agreement.

               13.4 Notice. Any party seeking indemnification (an "Indemnified Party") with respect to any Losses shall give notice thereof to the party required to provide indemnity hereunder (the "Indemnifying Party") within ten
(10) days after receipt by the Indemnified Party of notice of any demand, claim, or circumstances which could give rise to a claim, or the commencement (or threatened commencement) of any action, proceeding, or investigation, which could give rise to a right to indemnification pursuant to this Section 13. Notwithstanding the foregoing, the rights of any Indemnified Party to be indemnified in respect of any Losses resulting from the asserted liability shall not be adversely affected by the Indemnified Party's failure to give or delay in giving notice unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

        14. Seller's Obligations Before Closing. Seller warrants, covenants and agrees that from the date of this Agreement until the Closing:

               14.1 Buyer's Access to Premises and Information. Buyer and its counsel, accountants and other representatives will have reasonable access during normal business hours to the Real Property and all properties, books, accounts, records, contracts and documents of or relating to Seller and any of the Partnerships. Seller will furnish or cause to be furnished to Buyer and its representatives all data and information concerning the Real Property, the Assets and the Contracts that may reasonably be requested.

               14.2 Conduct of Business in Normal Course. Seller will, and Seller will cause each of the Partnerships to, carry on its respective business activities in substantially the same manner as they previously have been carried out, and such entities will not, without first obtaining Buyer's written consent, make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation that vary materially from those methods used by Seller and the applicable Partnership as of the date of this Agreement.

               14.3 Preservation of Real Property and Operations. Seller will use its best efforts, and will cause each of the Partnerships to use its best efforts, to preserve their business organizations intact to the extent they relate to the Real Property, to keep available to Seller and the Partnerships their present officers and employees, and to preserve their present relationships with suppliers, contractors, customers and others having business relationships with them. Seller shall take no action, and Seller shall not cause the Partnerships to take any action, that would reasonably be expected to materially impair the value of the Real Property.

               14.4 Maintenance of Insurance. Seller will, and shall cause each of the Partnerships to, continue to carry its existing insurance.

               14.5 Maintenance of Intangibles. Seller will not do, or agree to do, or cause any of the Partnerships to do, any of the following acts without the prior written consent of Buyer: (a) waive or compromise any material right or claim; or (b) cancel, without full payment, any material note, loan, or other obligation owing to Seller or any of the Partnerships.

               14.6 Employees and Compensation. Seller will not do, or agree to do, or cause any of the Partnerships to do, any of the following acts other than in the ordinary course and consistent with past practice: (a) make any material change in compensation payable, or to become payable, to any officer, employee, sales agent, or representative; or (b) make any material change in benefits payable to any officer, employee, sales agent, or representative under any bonus or pension plan or other contract or commitment.

               14.7 Other Transactions. Without Buyer's prior written consent,
(a) Seller shall not distribute cash, securities or other property to any shareholder of Seller in respect of its interest in Seller, and (b) Seller shall not, and shall not cause any of the Partnerships to, enter into any material contract, commitment or transaction not in the ordinary course of its respective business.

               14.8 Notification of Certain Matters. Seller shall give prompt notice to Buyer of (a) the occurrence, or failure to occur, of any event that would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date, and (b) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall modify Seller's representations or warranties or its obligations under this Agreement. Seller shall give prompt notice to the other Parties hereto of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

               14.9 Permits and Approvals; Third Party Consents. Seller will use its best efforts to obtain any governmental or third party approvals that may be necessary for Seller to consummate the transactions contemplated by this Agreement.

               14.10 Supplements to Schedules. From time to time prior to the Closing Date, Seller may supplement or amend the Schedules referred to herein with respect to any matter arising after the date hereof that, if existing or occurring at the date hereof, would have been required to be set forth or described in such Schedules; provided, however, that unless otherwise agreed by the Parties, no such amendment or supplement shall modify Seller's representations or warranties or its obligations under this Agreement.

               14.11 Financing. Seller shall use its best efforts to cooperate with Buyer and Presley-Del. in obtaining financing for the Acquisition, including the preparation of any disclosure documents requested by Buyer or Presley-Del.

       15. Presley-Del.'s and Buyer's Obligations Before Closing. Buyer and Presley-Del. warrant, covenant and agree that from the date of this Agreement until the Closing:

               15.1 Cooperation in Securing Consents of Third Parties. Buyer will use its best reasonable efforts to assist Seller in obtaining the consent of all necessary persons and agencies to the assignment and transfer to Buyer of the Real Property, the Personal Property, the Contracts and the other properties, Assets and any other agreements to be assigned and transferred under the terms of this Agreement. Buyer agrees to use its best reasonable efforts to obtain all approvals and permits of Governmental Entities and third parties that may be necessary for Buyer to consummate the transactions contemplated by this Agreement.

               15.2 Resale Certificate. Buyer will furnish any resale certificate or other documents reasonably requested by Seller to comply with the provisions of the sales and use tax laws of the State of California.

               15.3 Conduct of Business in Normal Course. Presley-Del. and Buyer will carry on their business activities in substantially the same manner as they previously have been carried out and will not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation that vary materially from those methods used by Presley-Del. and Buyer as of the date of this Agreement.

               15.4 Financing. Presley-Del. and Buyer shall use reasonable efforts to obtain financing and take other action such that, as of the Closing Date, (a) Buyer will have (i) borrowing capacity under the terms of its existing bank credit facility, and/or (ii) obtained other bank or third-party financing on terms reasonably acceptable to Buyer, in any case, in an amount sufficient to enable Buyer to finance the Acquisition as contemplated herein (inclusive of any refinancing of existing indebtedness with respect to the Real Property), and (b) no event of default (or other act or event which would permit acceleration of the indebtedness) shall have occurred and be continuing with respect to Presley-Del.'s 12 1/2% Senior Notes due 2001 as a result of the transactions contemplated by this Agreement.



               15.5 Notification of Certain Matters. Buyer shall give prompt notice to Seller of (a) the occurrence, or failure to occur, of any event that would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date, and (b) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall modify Presley-Del.'s or Buyer's representations or warranties or its obligations under this Agreement. Presley-Del. or Buyer shall give prompt notice to Seller of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

          16. Conditions Precedent to Presley-Del.'s and Buyer's Performance. The obligations of Presley-Del. and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set forth below in this Section 16 and to the performance by Seller of its obligations set forth in Section 19.1. Presley-Del. and Buyer may waive any or all of these conditions in whole or in part without prior notice.

               16.1 Accuracy of Seller's Representations and Warranties; Satisfaction of Covenants. All representations and warranties by Seller, or in any written statement that is delivered to Buyer by Seller under this Agreement, that are qualified as to materiality shall be true and complete and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date (as if made on the Closing Date); each of Seller and the Lyons shall have performed, satisfied, and complied in all material respects with all covenants, agreements and conditions required of it and them, respectively, by this Agreement; and each of Seller and the Lyons shall have delivered a certificate to the foregoing effect, dated the Closing Date, and signed by a duly authorized officer of Seller (in the case of Seller's certificate) and the Lyons (in the case of the Lyons' certificate).

               16.2 Regulatory Approvals and Other Consents. The Parties shall have received all required regulatory approvals and third party consents (including, without limitation, lender consents, but not including those consents which, if not received, would not have a material adverse effect on the Parties or their ability to effect the Acquisition), in each case without the imposition of any condition which is reasonably unacceptable to Presley-Del. or Buyer.

               16.3 No Material Adverse Change. Since the date of this Agreement through the Closing Date, there shall not have been (a) any change to the Real Property or Assets that materially adversely affects the value of the Real Property or Assets taken as a whole, or (b) any material increase in the Assumed Liabilities other than as may have occurred in the ordinary course of business and be substantially offset in amount by a corresponding increase in the value of the Assets to be purchased hereunder.

            16.4 Opinion of Seller's Counsel. Buyer shall have received from O'Melveny and Myers LLP, counsel for Seller, an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel, that:

                (a) Due Incorporation. Seller has been duly incorporated and is validly existing and in good standing under the laws of the State of California, with corporate power to own its properties and assets, to enter into this Agreement and to perform its obligations hereunder. Each of the Partnerships has been validly formed and is in good standing in the State of its formation, with the power to own its properties and assets.

                (b) Due Authorization Execution and Delivery. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Seller, and this Agreement has been duly executed and delivered by Seller.

                (c) Enforceability. This Agreement constitutes the legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

                (d) No Consents Required. No order, consent, permit or approval of any California or Federal governmental authority that such counsel has, in the exercise of customary professional diligence, recognized as applicable to the Seller or to transactions of the type contemplated by this Agreement is required on the part of Seller for the execution and delivery of, and the performance by Seller on or prior to the date of such opinion under this Agreement, except for such as have been obtained.

                (e) No Violation of Charter Documents, Agreements, Orders, Etc. The Seller's execution and delivery of, and performance of its obligations on or prior to the date of such opinion under, this Agreement do not (i) violate the Seller's articles of incorporation or bylaws, (ii) violate, breach or result in a default under any of the Contracts identified, in good faith, to such counsel in an officer's certificate as being material to Seller and the Partnerships taken as a whole (which Seller hereby agrees shall be, as of the Closing Date, all of the Contracts material to Seller and the Partnerships taken as a whole), or (iii) breach or otherwise violate any judgment or decree of any California or Federal court or governmental authority binding on the Seller and identified to such counsel in an officer's certificate. Such counsel need express no opinion as to the effect of the Seller's performance of its obligations in this Agreement on the Seller's compliance with financial covenants in any loan agreement to which it is a party.

               In rendering such opinion, counsel for Seller may rely on certificates of officers and directors of Seller as to factual matters, certificates of public officials, and opinions of associate counsel approved by Buyer.

            16.5 Absence of Litigation. No action, suit, or proceeding before any court or any Governmental Entity, which could reasonably be expected to have a material adverse effect on the Real Property, the Assets or the transactions contemplated by this Agreement or to their consummation, shall have been instituted or threatened in writing on or before the Closing Date.

            16.6 Title Policy. The Title Company shall have issued or be committed to issue to Buyer or to Buyer's Permitted Assigns, at Seller's expense, standard coverage CLTA owner's policies of title insurance ("Title Policies") in the total amount for each parcel of Real Property as set forth on
Schedule 1.1(a) and Schedule 1.2(a) (as such Schedules shall be updated at the Closing to omit parcels which have been sold and to add parcels which have been acquired by Seller since the date of this Agreement in the ordinary course of business), together with a CLTA 101.4 mechanic's lien endorsement, dated as of the Close of Escrow, insuring Buyer (or Buyer's Permitted Assigns, as applicable) as the fee owner of the Real Property, and showing title to Seller's Real Property vested in Buyer (or Buyer's Permitted Assigns) subject only to:

                (a) Nondelinquent general and special real property taxes, bonds and assessments, which shall be prorated as of the Close of Escrow;

                (b) All exceptions approved by Buyer.

            If Buyer requires any endorsements to the Title Policy (other than mechanic's lien coverage), or if Buyer requires an American Land Title Association ("ALTA") policy of title insurance or a binder in lieu of a policy of title insurance, then: (i) Buyer shall make such election in a timely manner so as to not interfere with or delay the Close of Escrow; (ii) Seller shall pay only the cost of the CLTA owner's policy described above and the mechanic's lien endorsement; and (iii) Buyer shall pay the additional cost of obtaining any other endorsements or such ALTA policy or binder, including, without limitation, any survey costs.

            16.7 Assignment of Real Property Documents. Seller shall have assigned to Buyer all documents, warranties, rights and claims, including, but not limited to, reports, plans, surveys, maps, development agreements, conditions of approval, entitlements, subdivision agreements, licenses and permits, studies, drawings, books and records, financial data, and all other similar documents or materials issued or prepared in connection with the ownership, operation, use and development of the Real Property. Such assignment shall be in the form of the "Assignment of Plans and Warranties" (as hereinafter defined).

            16.8 Solvency Opinion. Presley-Del. shall have received a solvency opinion (in form and substance reasonably satisfactory to Presley-Del.) from Houlihan Lokey Howard & Zukin Financial Advisors (or such other firm of national standing and reasonably acceptable to Presley-Del. and Seller) with respect to the solvency of Presley-Del. and New Presley following the consummation of the Transactions.

            16.9 Financing. As of the Closing Date, (a) Buyer will have (i) borrowing capacity under the terms of its existing bank credit facility, and/or
(ii) obtained other bank or
third-party financing on terms reasonably acceptable to Buyer, in any case, in an amount sufficient to enable Buyer to finance the Acquisition as contemplated herein (inclusive of any refinancing of existing indebtedness with respect to the Real Property), and (b) no event of default (or other act or event which would permit acceleration of the indebtedness) shall have occurred and be continuing with respect to Presley-Del.'s 12 1/2% Senior Notes due 2001 as a result of the transactions contemplated by this Agreement.

            16.10 No "Ownership Change". Presley-Del. shall have determined to its satisfaction that the purchases of shares of Common Stock pursuant to the Series A Offer and the Series B Purchase Agreements will not result in an "ownership change" of Presley-Del. for Federal tax purposes that would impair Presley-Del.'s ability to utilize its tax net operating losses.

            16.11 Series A Offer. The conditions to the Series A Offer set forth in Exhibit "B" hereto (other than the condition in clause (ii) thereof) shall have been satisfied or waived by the Lyons.

            16.12 Presley-Del. Stockholder Approval. The stockholders of Presley-Del., by a vote sufficient under applicable law and Presley-Del's Certificate of Incorporation, shall have approved the Merger.

            16.13 Series B Purchase Agreements. Each of the Series B Purchase Agreements shall be in full force and effect and enforceable by Seller against the Series B Shareholders in accordance with their terms.

            16.14 Cancellation of Lyon Stock Options. William Lyon shall have executed and delivered to Presley-Del. an instrument in the form of Exhibit E attached hereto, canceling his outstanding options to acquire 750,000 shares of Presley-Del. Common Stock.

        17. Conditions Precedent to Seller's Performance. The obligations of Seller to sell and transfer the Assets under this Agreement are subject to the satisfaction, at or before Closing, of all the following conditions set forth in this Section 17 and to the performance by Buyer and Presley-Del. of their respective obligations set forth in Section 19.2 below. Seller may waive any or all of these conditions in whole or in part without prior notice.

            17.1 Accuracy of Buyer's and Presley-Del.'s Warranties. All representations and warranties by Buyer and Presley-Del. contained in this Agreement or in any written statement delivered by Buyer or Presley-Del. under this Agreement that are qualified as to materiality shall be true and complete and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date (as if made on the Closing Date). Buyer and Presley-Del. shall have performed and complied with all covenants and agreements and satisfied all conditions that they are required by this Agreement to perform, comply with, or satisfy, before or at the Closing; and Buyer and Presley-Del. shall have each delivered to Seller a certificate to the foregoing effect, dated as of the Closing Date and signed by a duly authorized officer of each entity.

            17.2 Regulatory Approvals and Other Consents. The Parties shall have received all required regulatory approvals and third party consents (including, without limitation, lender consents, but not including those consents which, if not received, would not have a material adverse effect on the Parties or their ability to effect the Acquisition), in each case without the imposition of any condition which is reasonably unacceptable to Seller.

            17.3 Opinion of Buyer's and Presley-Del.'s Counsel. Buyer and Presley-Del. shall have furnished to Seller opinions, dated as of the Closing Date, of each of Irell & Manella LLP and Morris, Nichols, Arsht & Tunnell, counsel for Buyer and Presley-Del., and Nancy M. Harlan, Esq., Senior Vice President and General Counsel of Presley-Del., each opinion to be in form and substance reasonably satisfactory to Seller and its counsel, and such opinions collectively to be to the effect that:

                (a) Due Incorporation. Buyer and Presley-Del. have each been duly incorporated and are validly existing and in good standing under the laws of their respective states of incorporation, with corporate power to own their properties and assets, to enter into this Agreement and to perform their respective obligations hereunder.

                (b) Due Authorization, Execution, and Delivery. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Buyer and Presley-Del., and this Agreement has been duly executed and delivered by each of Buyer and Presley-Del.

                (c) Enforceability. This Agreement constitutes the legally valid and binding obligation of Buyer and Presley-Del., enforceable against them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

                (d) No Consents Required. No order, consent, permit or approval of any California or Federal governmental authority that such counsel has, in the exercise of customary professional diligence, recognized as applicable to Buyer or Presley-Del. or to transactions of the type contemplated by this Agreement is required on the part of Buyer or Presley-Del. for the execution and delivery of, and the performance by Buyer and Presley-Del. under this Agreement, except for such as have been obtained.

                (e) No Violation of Charter Documents, Agreements, Orders, Etc. Buyer's and Presley-Del.'s execution or delivery of, and performance of their respective obligations under, this Agreement do not (i) violate Buyer's or Presley-Del.'s respective charter documents, (ii) violate, breach, or result in a default under, any existing obligation of or restriction on either Buyer or Presley-Del. under any agreement identified to such counsel in an officer's certificate as being material to Buyer or Presley-Del., or (iii) breach or otherwise violate any judgment or decree of any California or Federal court or governmental authority binding on Buyer or Presley-Del and identified in an officer's certificate of Buyer and Presley-Del. Such counsel need express no opinion as to the effect of Buyer's or Presley-Del.'s performance under this Agreement on such Parties' compliance with financial covenants in any loan agreement which either of them is a party.

               In rendering such opinion, counsel for Buyer may rely on certificates of officers and directors of Presley-Del. and/or Buyer as to factual matters, certificates of Governmental Entities and opinions of associate counsel approved by Seller.

            17.4 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transactions contemplated in this Agreement or to their consummation, shall have been instituted or threatened in writing on or before the Closing Date.

            17.5 Series A Offer. The conditions to the Series A Offer set forth in Exhibit "B" hereto (other than the condition set forth in clause (ii) thereof) shall have been satisfied or waived by the Lyons.

            17.6 Presley-Del. Stockholder Approval. The stockholders of Presley-Del., by a vote sufficient under applicable law and Presley-Del.'s Certificate of Incorporation, shall have approved the Merger.

            17.7 Release of Seller From Certain Assumed Liabilities. Seller shall have been released from its obligations under the contracts and instruments identified on Schedule 17.7, such releases to be in form and substance reasonably satisfactory to Seller.

            17.8 Series B Purchase Agreements. The Series B Purchase Agreements shall continue to be in full force and effect, and shall be enforceable by Seller against the Series B Shareholders in accordance with their terms; provided, however, that the condition set forth in this Section 17.8 shall be deemed to have been satisfied if any failure of the Series B Purchase Agreements to be in full force and effect and enforceable by Seller against the Series B Shareholders is due solely to a breach of such Series B Purchase Agreements by Seller.

            17.9 No "Ownership Change". Seller and the Lyons shall have determined to their satisfaction that the purchases of shares of Common Stock pursuant to the Series A Offer and the Series B Purchase Agreements will not result in an "ownership change" of Presley-Del. for Federal tax purposes that would impair Presley-Del.'s ability to utilize its tax net operating losses.

        18. The Parties' Obligations after Closing.

            18.1 Employee Matters.

                (a) Effective as of the Closing Date, Buyer will offer employment on an "at will" basis to officers, employees and sales agents of Seller on such terms and conditions of employment that are substantially similar in the aggregate to the terms and conditions applicable to similarly situated employees of Buyer. Buyer shall credit each Seller Employee who accepts such offer of employment for his or her service with Seller for purposes of eligibility, benefit accrual and vesting with respect to vacation, personal and sick days and benefits under each ERISA Plan maintained by Buyer and provided to such Seller Employee.

                (b) Seller shall take all actions necessary to comply with the applicable requirements of Section 4980B of the Code and part 6 of Subtitle B of Title I of ERISA ("COBRA") and any comparable state or local law with respect to the termination of its employees and the employees of the Partnerships in connection with the transactions contemplated by this Agreement. Seller, the Partnerships and their ERISA Affiliates will continue any group health plan coverage to their employees to the extent necessary to prevent Buyer from being deemed to be a successor employer of Seller, any Partnership or any of their ERISA Affiliates within the meaning of Proposed Treasury Regulations Section 54.4980B-9 Q&A-8(c).

            18.2 WARN Act. The Parties acknowledge and agree that, for the purposes of the WARN Act, any person who is a Seller Employee who accepts Buyer's offer of employment made pursuant to Section 18.1 hereof shall be considered to be an employee of Buyer immediately upon the Closing and the Parties agree to comply with any applicable requirements of the WARN Act with respect to such Seller Employees.

            18.3 Maintenance of Seller's Corporate Existence; Tangible Net Worth. The Lyons and Seller agree to maintain the corporate existence of Seller for a period of one (1) year after the Closing Date and to maintain a Tangible Net Worth (as defined below) of not less than $2.4 million for a period of one
(1) year after the Closing Date, and for such period thereafter as such one (1) year period may be extended with respect to certain representations and warranties as provided in Section 13.1 above. The term "Tangible Net Worth" as used herein shall be equal to the difference between (a) the sum of Seller's cash; accounts receivable; liquid securities and investments; other current assets; real property and other property (but not including goodwill or other intangibles) and (b) the sum of Seller's accounts payable; accrued salary and wages; accrued sales and other tax liabilities; bank revolver and term loans. Calculation of Tangible Net Worth shall take into account any reserves, including, without limitation, reserves for uncollectible accounts receivable.

            18.4 Corporate Governance. The Lyons and Seller shall, and shall cause Presley-Del. and New Presley to, comply with all applicable Federal and state law and all applicable listing criteria of the New York Stock Exchange, Inc. (or such other securities exchange on which the New Presley Common Stock shall be listed) concerning the corporate governance of Presley-Del. and New Presley, as applicable, following consummation of the Series A Offer, including obligations in respect of New Presley's stockholders, directors, officers and otherwise.

            18.5 Further Agreements. Each of the Parties hereto agrees to cooperate in good faith with each other, and to execute and deliver such further documents and perform such other acts as may be reasonably necessary or appropriate to consummate and carry into effect the transactions contemplated under this Agreement including, but not limited to, the following:

                (a) Prior to the Closing and the consummation of the Series A Offer, the Series B Purchase Agreements and the Merger, upon the terms and subject to the conditions of this Agreement, the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing and the other transactions contemplated hereby as promptly as practicable including, but not limited to (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other transactions contemplated hereby and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity, (ii) the preparation of any disclosure documents requested by Buyer in order to facilitate financing of the Acquisition, and (iii) the satisfaction of the other parties' conditions to Closing. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other person required to be obtained prior to Closing or consummation of the other transactions contemplated hereby.

                (b) Prior to the Closing and the consummation of the other transactions contemplated hereby, each Party shall promptly consult with the other Parties hereto with respect to, provide any necessary information with respect to, and provide the other Parties (or their respective counsel) with copies of, all filings made by such Party with any Governmental Entity or any other information supplied by such Party to a Governmental Entity in connection with this Agreement or the transactions contemplated hereby. Each Party hereto shall promptly inform the others of any communication received by such Party from any Governmental Entity regarding the transactions contemplated hereby. If any Party hereto or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the transactions contemplated hereby, then such Party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of the transactions contemplated hereby, the Parties shall use their best efforts to effect such transfers, amendments or modifications.

            18.6 Post Closing Obligations. (a) Seller will, and will use its best efforts to cause each of the Partnerships to, execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer, necessary or reasonably requested by Buyer, and will take any other action consistent with the terms of this Agreement that may be necessary or reasonably requested by Buyer for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer, or reducing to possession, any or all property to be conveyed and transferred under this Agreement, including, without limitation, the Real Property. If requested by Buyer, Seller will prosecute or otherwise enforce in its own name (or the name of the Partnerships) for the benefit of Buyer any claims, rights or benefits that are transferred to Buyer under this Agreement and that require prosecution or enforcement in Seller's name (or the name of the Partnerships). Any prosecution or enforcement of claims, rights, or benefits under this paragraph will be solely at Buyer's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by the Seller.

            (b) Seller shall remain liable and indemnify and defend Buyer, in accordance with the provisions of Section 13.2, for any claims involving any actual or alleged construction defect or breach of warranty with respect to homes which are sold by Seller or the Partnerships and which close escrow prior to the close of Escrow. Buyer shall be liable and indemnify and defend Seller, in accordance with the provisions of Section 13.3, for any claims involving any actual or alleged construction defect or breach of warranty with respect to homes where no work had commenced prior to the close of Escrow. Notwithstanding any other provision of this Agreement, to the extent that construction has begun on any improvements prior to close of Escrow hereunder, or a home has been started but has not yet closed escrow as of such date, Buyer and Seller shall each remain liable for any claims for alleged construction defects or breach of warranty for any work done by or for them, respectively, on the Real Property, and each shall indemnify the other, in accordance with the provisions of Sections 13.2 and 13.3, respectively for any claims arising from work done by or for them. The intent of this provision is to maximize insurance coverage, whether purchased for the benefit of Buyer, any Permitted Assignee of Buyer, Seller, or any Partnership, and nothing contained in this Agreement shall be construed to reduce or change coverage to the detriment of any of Buyer, any Permitted Assignee of Buyer, Seller, or any Partnership. Specifically, the Parties agree that the floors and ceilings for indemnity set forth in Sections
13.2 and 13.3 shall not be construed to affect or limit in any way any insurance coverage of any party.

            18.7 Management of Certain Excluded Projects Following the Closing. Following the Closing, Buyer agrees to manage and to provide such other related services as Seller may reasonably request with respect to the real estate development projects which are identified on Schedule 2.6 hereto as Excluded Assets. Seller shall reimburse Buyer for all costs incurred by Buyer in the performance of such management services.

        19. Escrow Closing Obligations.

            19.1 Deliveries by Seller to Escrow Holder. Subject to the conditions set forth in Section 17 hereof, Seller hereby covenants and agrees to deliver, and shall cause each of the Partnerships to deliver, as applicable, to Escrow Holder on or prior to the Closing Date the following instruments and documents, the delivery of each of which shall be a condition to the Close of Escrow for the benefit of Buyer:

                (a) Grant Deeds. Grant Deeds, duly executed and acknowledged by Seller or the applicable Partnership, conveying the Real Property to Buyer (or Buyer's Permitted Assigns), in the form attached hereto as Exhibit "F" (the "Seller Grant Deeds")."

                (b) Assignments of Deposits. Assignments of all of Seller's and the Partnerships' rights (including the right to any deposit made by Seller), with consents signed by the sellers, optionors or other parties, in a form reasonably acceptable to Buyer, of any purchase agreements, escrow instructions, options, rights of first refusal or other agreements to purchase or acquire real property, including, but not limited to, the properties listed on Schedule 19.1(b).

                (c) Assignments of Plans and Warranties. Two (2) copies of each Assignment of Plans and Warranties, executed by Seller or the applicable Partnership, in the form attached hereto as Exhibit "G" (the "Assignments of Plans and Warranties").

                (d) Bills of Sale. Two (2) copies of each Bill of Sale conveying the Personal Property, executed by Seller or the applicable Partnership, in the form attached hereto as Exhibit "H" (the "Bills of Sale"). Any other instruments of transfer, such as Department of Motor Vehicle title, shall be in the form required by law or as reasonably acceptable to Buyer.

                (e) Assignments of Other Assets. Two (2) copies, executed by Seller or the applicable Partnership, of each of the instruments of assignment and transfer of all other Assets to be transferred by Seller or any of the Partnerships pursuant to Section 1.1(c) and Section 1.2(c) hereof, respectively. The general assignments shall be in the form attached hereto as Exhibit "I" (the "Assignments of Other Assets"). Any other instruments of transfer shall be in the form required by law, executed by the entity holding the asset and reasonably acceptable to Buyer.

                (f) Assignments and Assumption of Leaseholds. Two (2) copies of assignments and assumption of all leaseholds, properly executed and acknowledged by Seller and the applicable Partnerships, and accompanied by all consents of lessors required by this Agreement and the leases being assigned. The assignment and assumption shall be in the form attached hereto as Exhibit "J" (the "Assignment and Assumption of Leaseholds").

                (g) Seller's Affidavits. The Seller's Affidavits, duly executed by Seller and each of the Partnerships, respectively.

                (h) Assignment and Assumption Agreements. Two (2) copies, executed by Seller or the applicable Partnership, of an Assignment and Assumption Agreement in the form attached hereto as Exhibit "K" (the "Assignment and Assumption Agreements").

            19.2 Deliveries by Buyer to Escrow Holders. Subject to the conditions set forth in Section 16 hereof, Buyer hereby covenants and agrees to deliver to Escrow Holder on or prior to the Closing Date the following, the delivery of each of which shall be a condition to the Close of Escrow for the benefit of Seller:

                (a) Funds. The Purchase Price, together with Buyer's share of any Escrow closing costs and prorations in the amount determined by Escrow Holder consistent with the terms hereof, shall be delivered to Escrow Holder by Buyer in cash or other immediately available funds not later than the business day immediately prior to the Closing Date.

                (b) Assignments of Plans and Warranties. Two (2) copies of the Assignments of Plans and Warranties, executed by Buyer.

                (c) Assignment and Assumption Agreements. Two (2) copies of the Assignment and Assumption Agreement, executed by Buyer.

                (d) Assignments and Assumption of Leaseholds. Two (2) copies of each Assignment and Assumption of leasehold, executed by Buyer.

            19.3 Disbursements and Other Actions by Escrow Holder. Upon the Close of Escrow, and when all required funds and documents have been deposited into the Escrow, Escrow Holder shall promptly undertake all of the following in the following order:

                (a) Cause Seller's Grant Deeds for the Real Property (with documentary transfer tax information to be affixed after recording) to be recorded in the Official Records of the County in which the Real Property is located.

                (b) Disburse all funds deposited with Escrow Holder by Buyer in payment of the Purchase Price for the Assets and in payment of Buyer's share of any Escrow closing costs and prorations as follows:

                    (i) Deduct from the funds deposited with Escrow Holder by Buyer in payment of Buyer's share of any Escrow closing costs and prorations the amount of all such items chargeable to the account of Buyer hereunder;

                    (ii) Deduct from the funds deposited with Escrow Holder by Buyer in payment of the Purchase Price all items chargeable to the account of Seller, including, without limitation, the amount of any deeds of trust, tax liens or other monetary encumbrances to be paid by Seller and Seller's share of any Escrow closing costs and prorations;

                    (iii) Disburse the remaining balance of the Purchase Price (as such may be adjusted pursuant to Section 3.2) to Seller (or to Seller's designee) promptly upon the Close of Escrow. Any funds deposited by or on behalf of Buyer in excess of the sum of the Purchase Price and Buyer's share of any Escrow closing costs and prorations shall be returned to Buyer (except for any amounts which are to be withheld pursuant to Section 3.2).

                (c) Deliver the Seller's Affidavit to Buyer.

                (d) Deliver one (1) copy of the (i) Bill of Sale, (ii) Assignment of Plans and Warranties, (iii) each Assignment and Assumption of Leasehold, (iv) Assignment of Other Assets, and (v) Assignment and Assumption Agreement to Buyer, and one (1) copy to Seller and each of the Partnerships.

                (e) Cause the Title Policy described in Section 16.6 above to be delivered to Buyer.

        20. Escrow Cancellation. If any Party defaults with respect to its obligations hereunder, or if Escrow is not in a condition to close by the agreed Closing Date, Escrow Holder shall continue to comply with the instructions contained herein until a written demand has been made by a party entitled to do so for the cancellation of Escrow. Escrow Holder shall notify the other party of any such demand.

            20.1 Charges. If the Close of Escrow fails to occur due to Seller's default, Seller shall pay all Escrow cancellation charges. If the Close of Escrow fails to occur due to Buyer's default, Buyer shall pay all Escrow cancellation charges. If the Close of Escrow fails to occur for any reason other than the foregoing, Buyer and Seller shall each pay one-half (1/2) of any Escrow cancellation charges, and each party shall release the other party from all liability hereunder for the failure of the Close of Escrow to occur, provided that any other funds deposited by Buyer into Escrow, together with all interest earned thereon in Escrow, less Buyer's one-half (1/2) share of any Escrow cancellation charges, shall be returned to Buyer. "Escrow cancellation charges" means all fees, charges and expenses charged by Escrow Holder as well as all charges related to the services of the Title Company in connection with title matters relating to this Escrow.

        21. Escrow Costs; Taxes and Assessments.

            21.1 Escrow and Other Costs. Subject to Section 20.1 above, Buyer and Seller shall each pay one-half (1/2) of Escrow Holder's escrow fees for the Escrow. Seller shall bear the cost of all documentary transfer taxes and the cost of the CLTA standard owner's title policy described in Section 16.6 above including the mechanic's lien endorsement. If Buyer requires any other endorsements to the Title Policy, or if Buyer requires an ALTA policy of title insurance or a binder in lieu of a policy of title insurance, then Buyer shall pay the additional cost of obtaining such endorsements or such ALTA policy or binder, including, without limitation, any survey cost. Buyer and Seller shall each bear their own respective legal and accounting costs, if any, outside of Escrow. All recording costs or fees and all other costs or expenses not otherwise provided for in this Agreement shall be apportioned or allocated between Buyer and Seller in the manner customary in Orange County, California.

            21.2 Real Property Taxes and Assessments. All nondelinquent general and special real property taxes, bonds and assessments with respect to the Real Property shall be paid by Buyer outside of Escrow. To the extent that the applicable tax assessor parcels, or any assessment district or other tax parcels, which have been established as of the Closing include both the Real Property hereunder and other adjacent real property, then the applicable nondelinquent general and special real property taxes, bonds and assessments shall be allocated between the Real Property hereunder and such other adjacent real property based on acreage. Finally, if the regular tax bill or bills for the Real Property for the fiscal year in which this Escrow closes are not available as of the Closing, Buyer shall pay all such general and special real property taxes, bonds and assessments for the Property outside of Escrow based upon the then current fiscal year's regular tax bill or bills within thirty (30) days following the date such regular tax bill or bills are actually received by the parties. Any Mello-Roos assessments, special assessments, district assessments or any other bonds and assessments with respect to the Real Property shall not be paid in full by Buyer.

            21.3 Supplemental Real Property Taxes. With respect to any supplemental taxes assessed against the Real Property pursuant to California Revenue and Taxation Code Section 75, et seq., Buyer and Seller hereby agree between themselves that Buyer shall be obligated to pay all such supplemental taxes assessed against the Property for any period from and after January 1, 1999.

            21.4 Other Taxes. Buyer will pay all sales and use taxes arising from the transfer of the Assets.

        22. Condemnation and Destruction.

            22.1 Condemnation. If all or any material portion of any particular development project included in the Real Property is taken prior to the Close of Escrow as a result of condemnation (including the filing of any notice of intended condemnation or proceedings in the nature of eminent domain), then Seller shall immediately notify Buyer of such fact. In such event, Buyer shall have the option to terminate its obligation to acquire such project (the "Condemnation Excluded Property") under this Agreement upon written notice to Seller given not later than thirty (30) days after Buyer's receipt of such notice, and the remainder of this Agreement shall remain in full force and effect; provided, however, that the Purchase Price shall be reduced by the amount allocated to the Condemnation Excluded Property by mutual determination of the parties hereto. Buyer shall have no right to terminate its obligations with respect to any project under this Agreement as a result of any taking of a portion of such project that is not a material portion. If Buyer does not elect or has no right to terminate as to such project, Seller shall assign and turn over to Buyer, and Buyer shall be entitled to receive and keep, all awards for the taking by condemnation of such project and Buyer shall be deemed to have accepted the Real Property subject to the taking without reduction in the Purchase Price.

            22.2 Fire or Other Casualty During Escrow. If there is damage to any portion of the Real Property or if any portion of the Real Property is destroyed by earthquake, flood, landslide, fire or other casualty prior to the Closing Date, then this Agreement shall remain in full force and effect, and all insurance proceeds payable to Seller or any of the Partnerships with respect to such damage or destruction, if any, shall be assigned and delivered by Seller to Buyer at the Close of Escrow hereunder, and Buyer shall receive, as a credit against the Purchase Price, an amount equal to the deductible amount with respect to the insurance.

        23. Waiver and Consent. Either party may specifically and expressly waive in writing any breach by the other party of any provision of this Agreement, but no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. A waiving party may at any time thereafter require further compliance by the other party with any breach so waived. The consent by one party to any act by the other for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or any similar acts in the future. No waiver or consent shall be implied from silence or any failure of a party to act, except as otherwise specified in this Agreement.

        24. Miscellaneous.

            24.1 Successors and Assigns. Buyer shall not voluntarily or by operation of law assign or transfer any right, interest or obligation hereunder without Seller's prior written consent, which consent shall not be unreasonably delayed or withheld by Seller. Each and all of the covenants and conditions and other terms of this Agreement shall inure to the benefit of and shall be binding upon the respective heirs, executors, administrators, successors and assigns of Buyer, Presley-Del. (including New Presley) and Seller. As used in this Section 24, the term "successors" shall refer to the successors to all or substantially all of the assets of a party and to a party's successors by merger or consolidation. Notwithstanding the foregoing, Buyer shall have the right, without the consent of Seller or the Lyons, to transfer Buyer's rights and interests under this Agreement to a partnership, limited liability company or other entity, so long as Buyer retains at least a fifty percent (50%) interest in such partnership, limited liability company or other entity (such a partnership, limited liability company or other entity being herein referred to as a "Permitted Assign").

            24.2 Expenses. Subject to Sections 3.2, 19.3, 20.1, 21.1, 24.3, 25.5
and 27 hereof, (a) Presley-Del. shall pay all fees, costs, and expenses incurred in connection with obtaining the fairness and solvency opinions referenced in Sections 9.4(a) and 16.8 hereof or required under the Indenture relating to Presley-Del.'s 12 1/2% Senior Notes due 2001, and any appraisals of assets of Presley-Del. or of Buyer that may be required in connection with obtaining any requisite financing for Buyer to consummate the Acquisition, and (b) Seller shall pay all fees, costs, and expenses incurred in connection with obtaining financing commitments and any appraisals of assets of Seller that may be required in connection with the Acquisition, or the satisfaction of the condition set forth in Section 16.9 hereof. Subject to the provisions of Section 3.2, and except as provided in Sections 19.3, 20.1, 21.1, 24.3, 25.5 and 27 hereof and in this Section 24.2, each Party shall pay its own expenses incurred in connection with the transactions contemplated hereby.

            24.3 Attorney's Fees. If any legal action is instituted among any of Seller, the Lyons and Buyer and Presley-Del. or Escrow Holder in connection with this Agreement, then the prevailing party or parties shall be entitled to recover from the losing party or parties all of its costs and expenses, including court costs and reasonable attorneys' fees.

            24.4 Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing (including telex and telegraphic communications) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated with confirming copy by mail, or mailed by United States mail (postage prepaid), registered or certified, return receipt requested, addressed as follows:

          If to Buyer or Presley-Del.: The Presley Companies
                                       19 Corporate Plaza
                                       Newport Beach, California 92660
                                       Attention: Nancy M. Harlan, Esq.
                                       Telephone: (949) 640-6400
                                       Telecopier: (949) 640-1818

                                       Mailing Address:
                                       P.O. Box 6110
                                       Newport Beach, California 92658-6110

          With a copy to:              The Presley Companies
                                       19 Corporate Plaza
                                       Newport Beach, California 92660
                                       Attention: David M. Siegel
                                       Telephone: (949) 640-6400
                                       Telecopier: (949) 640-1710

                                       Mailing Address:
                                       P.O. Box 6110
                                       Newport Beach, California 92658-6110

          With a copy to:              Keith P. Bishop, Esq.
                                       Irell & Manella LLP
                                       840 Newport Center Drive, Ste. 500
                                       Newport Beach, California 92660
                                       Telephone: (949) 760-0991
                                       Telecopier: (949) 760-5200

          With a copy to:              Brian J. McCarthy, Esq.
                                       Skadden, Arps, Slate, Meagher & Flom LLP
                                       300 South Grand Avenue
                                       Los Angeles, California 90071-3144
                                       Telephone: (213) 687-5000
                                       Telecopier: (213) 687-5600

          If to Seller or the Lyons:   William Lyon Homes, Inc.
                                       4490 Von Karman Avenue
                                       Newport Beach, California 92660-2008
                                       Attention: William Lyon
                                       Telephone: (949) 833-3600
                                       Telecopier: (949) 476-2178

          With a copy to:              David A. Krinsky, Esq.
                                       O'Melveny & Myers LLP
                                       610 Newport Center Drive, Ste. 1700
                                       Newport Beach, California 92660
                                       Telephone: (949) 760-9600
                                       Telecopier: (949) 823-6994

          If to Escrow Holder:         First American Title Insurance Company
                                       114 East Fifth Street
                                       Santa Ana, California 91701
                                       Escrow Officer: Toni Rice-Groetch
                                       Telephone: (714) 558-3211
                                       Telecopier: (714) 647-2139

Each notice shall be deemed delivered: (1) on the date delivered if by personal delivery, (2) on the date telecommunicated if by telegraph, (3) on the date of transmission with confirmed answer back if by telex or telecopier, and (4) seventy-two (72) hours after deposit in the United States mail (postage prepaid) if by registered or certified mail. By giving to the other parties at least fifteen (15) days' written notice, the parties to this Agreement and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the State of California.

            24.5 Gender and Name. In this Agreement (unless the context requires otherwise), the masculine, feminine and neuter genders and the singular and the plural shall be deemed to include one another, as appropriate.

            24.6 Entire Agreement. This Agreement and its Exhibits constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and the final, complete and exclusive expression of the terms and conditions thereof. All prior agreements, representations, negotiations and understandings of the parties hereto, oral or written, express or implied, are hereby superseded and merged herein.

            24.7 Captions. The captions used herein are for convenience only and are not a part of this Agreement and do not in any way limit or amplify the terms and provisions hereof.

            24.8 Time of Essence. Time is of the essence of every provision of this Agreement in which time is an element.

            24.9 Governing Law. This Agreement and the Exhibits attached hereto have been negotiated and executed in the State of California and shall be governed by and construed in accordance with the laws of the State of California without giving effect to conflicts of laws principles.

            24.10 Invalidity of Provision. If any provision of this Agreement as applied to either party or to any circumstance shall be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the same shall in no way affect (to the maximum extent permissible by law) any other provision of this Agreement, the application of any such provision under circumstances different from those adjudicated by the court, or the validity or enforceability of the Agreement as a whole.

            24.11 Amendments. No addition to or modification of any provision contained in this Agreement shall be effective unless fully set forth in writing by both Buyer and Seller.

            24.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

            24.13 Schedules and Exhibits. All Schedules and Exhibits to this Agreement are incorporated herein by this reference as though fully set forth in the body hereof.

            24.14 Time References. Any references in this Agreement to time for performance of obligations or elapsed time shall mean consecutive calendar days, months, or years, as applicable, unless otherwise explicitly indicated herein. In the event that the day on which Buyer or Seller is required to take any action-under the terms of this Agreement is not a business day, such action shall be taken on the next succeeding business day. Whenever notice, approval or disapproval must be given to Escrow Holder and Escrow Holder is closed on the last day for taking such action, then the parties shall have until 5:00 p.m. on the first following day Escrow Holder is open to take such action.

            24.15 Construction of Agreement. The agreements contained herein shall not be construed in favor of or against either party, but shall be construed as if both parties prepared this Agreement.

            24.16 No Recording Without Consent. Pending the Close of Escrow, neither Buyer nor Seller shall, without the consent of the other party, record this Agreement or a short form or memorandum hereof, or take any other action that would materially and adversely affect the marketability of Seller's title to the Property.

            24.17 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns; nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement; and no provision will give any third persons any right of subrogation or action against any party to this Agreement other than those obligations expressly assumed in writing by Buyer. Except for the Assumed Liabilities, Buyer is not assuming, and shall not be deemed to assume, any liability of any kind or nature whatsoever (i) of Seller, or (ii) arising out of or in connection with the Assets or Seller's operations or construction of improvements.

            24.18 Specific Performance and Waiver of Rescission Rights. Each Party's obligation under this Agreement is unique. If any Party should default in its obligations under this Agreement, the Parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting Party or Parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and the Parties each expressly waive the defense that a remedy in damages will be adequate. Despite any breach or default by any of the Parties of any of their respective representations, warranties, covenants, or agreements under this Agreement, if the purchase and sale contemplated by it has been consummated, each of the Parties waives any rights that they may have to rescind this Agreement or the transaction consummated by it provided that this waiver will not affect any other rights or remedies available to the parties under this Agreement or under the law.

        25. Termination Events. This Agreement may, by written notice delivered prior to the Closing Date, be terminated:

            25.1 by mutual consent of Buyer, Presley-Del. and Seller;

            25.2 by Buyer, Presley-Del. or Seller if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the Parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, shares pursuant to the Series A Offer or the Series B Purchases and such order, decree, ruling or other action shall have become final and non-appealable;

            25.3 by Buyer, Presley-Del. or Seller if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before November 30, 1999; provided, however, that if the Closing has not occurred by such date due to delays in obtaining governmental or regulatory approvals with respect to the Acquisition, the Series A Offer or the Merger, then the Parties agree to extend the Closing Date for up to an additional 30 calendar days to allow the process of obtaining such approvals to be completed;

            25.4 by Buyer or Presley-Del. if Seller shall have failed to commence the Series A Offer on or prior to the time required in Section 9.1 hereof; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 25.4 if Buyer is at such time in material breach of its obligations under this Agreement;

            25.5 by Buyer or Presley-Del. in connection with entering into a definitive agreement as permitted under this Agreement in respect of Presley-Del.'s Board of Directors' fiduciary duties to Presley-Del.'s stockholders; provided, however, that Buyer has complied with all provisions of this Agreement, including the notice provisions of Section 27 hereof, and that Buyer makes concurrent payment to Seller of fees and expenses as required by
Section 27 hereof;

            25.6 by Buyer or Presley-Del. if Seller shall have breached in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by Buyer to Seller, as applicable;

            25.7 by Seller if, due to an occurrence not involving a breach by Seller or the Lyons of their obligations hereunder, which breach makes it impossible to satisfy any of the conditions set forth in Exhibit "B" hereto, the Lyons shall have failed to commence the Series A Offer on or prior to the time required under Section 9.1(a) hereof;

            25.8 by Seller if, prior to the purchase of shares of Common Stock by Seller pursuant to the Series A Offer, Presley-Del.'s Board of Directors shall have withdrawn, modified or changed in a manner adverse to Seller its approval or recommendation of the Series A Offer or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal (as hereinafter defined) or similar business combination with a person or entity other than Seller or its affiliates; or

            25.9 by Seller if Buyer or Presley-Del. shall have breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to Buyer or Presley-Del., as applicable.

        26. Effect of Termination. If this Agreement is terminated pursuant to
Section 25 hereof prior to the Closing, all further obligations of the parties under this Agreement shall terminate; provided, however, that a termination of this Agreement shall not relieve any party of any liability it may have for breach of any representation or warranty or nonperformance of any covenant or obligation hereunder, or constitute a waiver of any available remedy (including specific performance, if available) for any such breach or nonperformance.

        27. No Solicitation. Each of the Parties agrees that, prior to the Closing, neither it nor any of its directors, officers, employees, representatives or agents (including financial advisors and attorneys) (collectively referred to herein as "Representatives") will (a) solicit, initiate, encourage or facilitate the submission of, or consider, enter into discussions concerning or agree to, any Acquisition Proposal (as defined below) other than from the other party hereto, or (b) provide any information concerning it or its assets or business operations to any person or permit any person to visit its premises in connection with or for the purpose of soliciting or facilitating any Acquisition Proposal, in each case, other than the other party hereto and its Representatives. In the event any other potential acquiror or Representative thereof contacts a party or any of its Representatives with respect to an Acquisition Proposal, such party shall notify the other party hereto and provide such party with the details of such contact. Further, the person so contacted will inform the contacting party that the party is in a period of exclusive negotiations and terminate such contact without disclosing any details concerning the negotiations with the other party hereto.

               Notwithstanding the foregoing provisions of this Section 27, if the Board of Directors of Presley-Del. or Seller, as the case may be, after receiving advice from outside legal counsel, determines that a failure to act would be inconsistent with such Board of Directors' fiduciary duties to stockholders under applicable law, such party may (i) furnish information with respect to such party to any person in response to an unsolicited request pursuant to a confidentiality agreement with terms and conditions similar to those contained in the confidentiality agreements by and between the Parties, and (ii) participate in discussions and negotiations regarding any potential Acquisition Proposal. Such party shall promptly notify the other party hereto of any request received by such party with respect to a potential competing Acquisition Proposal. If a party receives a competing Acquisition Proposal, such party shall promptly, and in any event at least three (3) business days prior to entering into any agreement with respect to such competing Acquisition Proposal, notify the other party of the receipt of such competing Acquisition Proposal, specifying the material terms and conditions of the proposal and identifying the person making such proposal. If a party enters into a definitive agreement with respect to a competing Acquisition Proposal, such party shall concurrently with entering into such agreement pay, or cause to be paid, all fees and expenses incurred by the other party through such date in connection with the transactions contemplated by this Agreement

(including, without limitation, all attorneys', accountants', financial advisors', bankers', appraisers' and similar professional fees and expenses).

               For purposes of this Section 27, the term "Acquisition Proposal" means any proposal to acquire (whether by merger, stock or asset purchase, direct investment, or otherwise) any equity interest in the other party hereto, any of its subsidiaries, or all or any material portion of its assets (except with respect to sales of homes, lots or parcels in the ordinary course of business).

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

WILLIAM LYON                                      WILLIAM LYON HOMES, INC.
(as to Sections 9.1-9.3, 9.5-9.6, 10.1-10.6,      a California corporation
10.7, 18.3, 18.4, 18.5, 24.1-24.18 and 27, only)

/s/ William Lyon                                  By: /s/ William Lyon
-----------------------------------------------      --------------------------
William Lyon                                          Its: President and CEO
                                                          ---------------------
                                                                 "SELLER"

WILLIAM H. LYON
(as to Sections 9.1-9.3, 9.5-9.6, 10.1-10.6,
10.7, 18.3, 18.4, 18.5, 24.1-24.18 and 27, only)

/s/ William H. Lyon
-----------------------------------------------
William H. Lyon


THE PRESLEY COMPANIES,                       PRESLEY HOMES,
a Delaware corporation                       a California corporation

By: Nancy M. Harlan                          By: Nancy M. Harlan
   --------------------------------             -------------------------
    Its: Senior Vice President and               Its: Senior Vice President and
         General Counsel                              General Counsel
        -----------------------                      --------------------
By: Linda L. Foster                          By: Linda L. Foster
   ----------------------------                 -------------------------
    Its: Vice President and                      Its: Vice President and
         Corporate Secretary                          Corporate Secretary
        -----------------------                      --------------------

             "PRESLEY-DEL."                                 "BUYER"

               First American Title Insurance Company, the Escrow Holder under this Agreement, hereby certifies that the date of Opening of Escrow pursuant to
Section 6 of this Agreement is October __, 1999.

                                    FIRST AMERICAN TITLE INSURANCE COMPANY
                                    a California corporation

                                    By:
                                       ----------------------------------------
                                        Its:
                                            -----------------------------------
                                                         "ESCROW HOLDER"

                                                                       EXHIBIT B

                        CONDITIONS TO THE SERIES A OFFER

               The capitalized terms used in this Exhibit "B" shall have the meaning set forth in the Purchase Agreement and Escrow Instructions to which this Exhibit is attached, except that the term "Agreement" shall be deemed to refer to such Purchase Agreement and Escrow Instructions.

               CONDITIONS TO THE OFFER. Notwithstanding any other provisions of the Series A Offer, the Lyons shall not be required to accept for payment or pay for any tendered shares of Series A Common Stock and may terminate or, subject to the terms of the Agreement, amend the Series A Offer, if (i) there shall not be validly tendered and not properly withdrawn prior to the expiration date for the Series A Offer (the "Expiration Date") that number of shares of Series A Common Stock which, when added to (x) the number of shares of Common Stock owned by Seller, the Lyons and their affiliates as of the date of such test (exclusive of the shares underlying the stock options to be cancelled as contemplated in
Section 16.14 of the Agreement), and (y) the number of shares of Common Stock held by each of the Series B Shareholders which such holders are legally obligated to sell to Seller pursuant to the Series B Purchase Agreements (including pursuant to Seller's option to purchase additional shares of Series B Common Stock in the event of an undersubscribed Series A Offer), would aggregate at least 45% of the outstanding number of shares of Common Stock (the "Minimum Condition"); (ii) the Acquisition has not been consummated in accordance with the terms of the Agreement; (iii) the stockholders of Presley-Del. shall not have approved the Merger by the requisite vote at the Stockholders' Meeting; or
(iv) at any time on or after the date of the Agreement and prior to the time of payment for any shares of Common Stock, any of the following events (each, an "Event") shall have occurred and be continuing as of the Expiration Date:

               (a) there shall be any action taken, instituted or pending, or any statute, rule, regulation, legislation, interpretation, ruling, condition, judgment, order or injunction enacted, enforced, promulgated, proposed, amended, issued or deemed applicable to the Series A Offer, the Series B Purchases, the Acquisition or the Merger, by any Governmental Entity, that could reasonably be expected to, directly or indirectly: (1) make illegal or otherwise prohibit consummation of the Series A Offer, the Series B Purchases, the Acquisition or the Merger as contemplated by the Agreement, (2) impose a limitation on the ability of the Lyons effectively to acquire, hold or exercise full rights of ownership of the Common Stock, including, without limitation, the right to vote any shares acquired or owned by the Lyons on all matters properly presented to Presley-Del.'s or New Presley's stockholders, or
        (3) require divestiture by the Lyons, Seller or their respective affiliates of shares of Common Stock of Presley-Del. or any material portion of the business or assets of Presley-Del. taken as a whole; or

               (b) (1) the representations of Presley-Del. and Buyer set forth in the Merger Agreement shall not be true and correct in any material respect as of the date of the Agreement and as of consummation of the Series A Offer as though made on and as of such date, (2) Presley-Del. or Buyer shall have failed to comply in all material respects with their respective covenants and agreements set forth in the Agreement, (3) there shall have occurred any events or changes which have had or could reasonably be expected to have a material adverse effect on the business, assets, prospects, condition (financial and other) and results of operations of Presley-Del. taken as a whole; or

               (c) (1) it shall have been publicly disclosed, or the Lyons and Seller shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph (c) as set forth in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the outstanding shares of Common Stock has been acquired by any person (including Presley-Del. and the Buyer or any of their subsidiaries or affiliates) or group (as defined in Section 13(d)(3) under the Exchange
        Act), (2) the Board of Directors of Presley-Del. or any committee thereof shall have withdrawn, or shall have modified or amended in a manner adverse to the Lyons and Seller, the approval, adoption or recommendation, as the case may be, of the Series A Offer or the Merger, or approved or recommended any, merger, consolidation, other business combination, sale of material assets, takeover proposal or other acquisition of shares of Common Stock other than the Series A Offer, the Acquisition, the Merger and the other transactions contemplated by the Agreement, (3) a third party shall have entered into a definitive agreement or a written agreement in principle with Presley-Del. with respect to a tender offer or exchange offer for any shares of Common Stock or a merger, consolidation, other business combination with Presley-Del. or sale of material assets with or involving Presley-Del. or any of its subsidiaries (except as specifically permitted by the Agreement), or (4) the Board of Directors of Presley-Del. or any committee thereof shall have resolved to do any of the foregoing and such resolution shall be made public; or

               (d) Presley-Del., the Buyer and the Seller shall have reached an agreement that the Series A Offer, the Acquisition or the Agreement be terminated, or the Agreement shall have been otherwise terminated in accordance with its terms; or

               (e) there shall have occurred, and continued to exist, (1) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange (excluding any coordinated trading half-triggered solely as a result of a specified decrease in a market index and suspensions on limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), or (2) a banking moratorium in the United States or other limitation on the extension of credit, or (3) a commencement of a war, armed hostilities or other national or international calamity involving the United States and having a material adverse effect on the business, assets, prospects, condition (financial and other) and results of operations of Presley-Del., taken as a whole, or materially adversely affecting or delaying the Series A Offer, or (4) in the case of any condition, circumstance or event referenced in any of the foregoing clauses (1), (2) and (3) and existing at the time of the commencement of the Series A Offer, a material acceleration or worsening thereof; or

               (f) the Series B Purchase Agreements shall no longer be in full force or effect, or the Series B Purchase Agreements shall no longer be enforceable against the Series B Shareholders in accordance with their terms (except for any such failure to be in full force or effect or enforceable which is due solely to a breach thereof by Seller); or

               (g) it is reasonably determined that upon consummation of the Series A Offer, the Series B Purchases and the Merger, (1) the shares of Common Stock will cease to be listed on the New York Stock Exchange or another national securities exchange, or will not be quoted on an inter-dealer quotation system of a registered national securities association, or (2) the shares of Common Stock to be outstanding immediately following consummation of such transactions will be held of record by less than 300 persons.

               The foregoing conditions are for the benefit of the Lyons and may be asserted by them regardless of the circumstances giving rise to any such conditions and may be waived by them, in whole or in part, at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Agreement, including Section 9.2 thereof. Subject to Section 9.2 of the Agreement, the failure by the Lyons at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any reasonable determination by the Lyons concerning the events described in this Exhibit "B" will be final and binding on all Parties.